Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

Grander Acquisition LLC,

a Delaware limited liability company

PolarityTE, inc.,

a Delaware corporation

PolarityTE MD, Inc.,

a Nevada corporation

and

PolarityTE, Inc.

a Nevada corporation

June 6, 2023

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		2

1.1	Acquired Assets	2
1.2	Excluded Assets	3
1.3	Assumed Liabilities	5
1.4	Excluded Liabilities	5
1.5	Provisions Regarding Purchased Contracts and Cure Costs	6
1.6	Closing.	7
1.7	Waiver of Bulk Sales Compliance	7

ARTICLE II PURCHASE PRICE		7

2.1	Purchase Price and Deposit	7
2.2	Transactions at Closing	8
2.3	Allocation of Purchase Price	8
2.4	Withholding	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS		9

3.1	Qualification, Organization, etc.	9
3.2	Adequate Capital for Operations and Bankruptcy	9
3.3	Corporate Authority Relative to this Agreement and the Transactions; No Violation; Governmental Authorizations.	9
3.4	Reports and Financial Statements.	10
3.5	No Undisclosed Liabilities.	10
3.6	Off-Balance Sheet Arrangements.	11
3.7	Compliance with Laws; Permits; Sufficiency of Assets.	11
3.8	Environmental Laws and Regulations.	11
3.9	Employee Benefit Plans.	12
3.10	Absence of Certain Changes or Events.	13
3.11	Investigation; Litigation.	14
3.12	Tax Matters.	14
3.13	Labor Matters.	15
3.14	Intellectual Property.	16
3.15	Real Property.	18
3.16	Material Contracts.	18
3.17	Insurance.	21
3.18	Finders and Brokers.	21
3.19	Cure Costs on Purchased Contracts	21
3.20	Inapplicability of Takeover Laws.	21
3.21	No Vote Required.	21
3.22	Foreign Corrupt Practices.	21
3.23	Regulatory.	22
3.24	Information Privacy and Security Compliance.	24
3.25	No Other Representations	24
3.26	No Reliance	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		25

4.1	Qualification, Organization.	25
4.2	Corporate Authority Relative to this Agreement; No Violation.	25
4.3	Compliance with Law.	26
4.4	Sufficiency of Funds; Solvency.	26

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4.5	Investigations; Litigation.	26
4.6	Finders and Brokers.	26
4.7	Stock Ownership.	26
4.8	Independent Investigation	26
4.9	No Other Representations	27
4.10	No Reliance.	27

ARTICLE V Covenants relating to the conduct of the business prior to the closing		27

5.1	Conduct of Business by Sellers Pending the Closing.	27
5.2	Interim Reports.	30
5.3	Notification of Certain Matters.	30
5.4	Access to the Business; Confidentiality.	30
5.5	Bankruptcy Court Procedures.	31
5.6	DIP Financing	32
5.7	Efforts	32

ARTICLE VI ADDITIONAL AGREEMENTS		33

6.1	Post-Closing Cooperation; Mail Received After Closing.	33
6.2	Responsibility for Excluded Liabilities	34
6.3	Further Assurances	34
6.4	Publicity	34
6.5	Taxes	34
6.6	Name Change	35
6.7	Business Payments	35
6.8	Insurance Policies; Rights of Recovery	35
6.9	Reserved	35
6.10	Access to Information	35
6.11	Warrants	36
6.12	Reinstated Employees	36
6.13	Sale or Transfer of Specified Assets	36
6.14	280G Update	36

ARTICLE VII Conditions to Closing		36

7.1	Conditions to Each Party’s Obligations.	36
7.2	Conditions to Purchaser’s Obligations.	37
7.3	Conditions to Sellers’ Obligations	38

ARTICLE VIII Termination		39

8.1	Termination.	39
8.2	Effect of Termination.	40

ARTICLE IX CONFIDENTIALITY; NONSOLICITATION		41

9.1	Confidential Information Definition	41
9.2	Acknowledgments and Agreements by Sellers	42
9.3	Limited Activities	42
9.4	Severability; Reformation	43
9.5	Independent Covenant	43
9.6	Materiality	43

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ARTICLE X MISCELLANEOUS		43

10.1	Payment of Sales, Use, Transfer or Similar Taxes	43
10.2	Expenses	43
10.3	Submission to Jurisdiction; Consent to Service of Process; Specific Performance; Waiver of Jury Trial	44
10.4	Entire Agreement; Amendments and Waivers	44
10.5	Notices	45
10.6	Severability	46
10.7	Binding Effect; Assignment	46
10.8	Counterparts	46
10.9	Other Definitional and Interpretive Matters.	46
10.10	Survival	47
10.11	Seller Dissolution	47
10.12	Disclosure Schedules	47
10.13	Attorneys’ Fees	47

Exhibits:

Exhibit A	Form of Bill of Sale

Exhibit B	Form of Assignment and Assumption Agreement

Exhibit C	Form of Assignment and Assumption of Lease Agreement

Exhibit D	Form of Intellectual Property Assignment Agreement

Exhibit E-1	Form of Seller FDA Notice

Exhibit E-2	Form of Purchaser FDA Notice

Exhibit F	Procedures Order Motion

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated and effective as of June 6, 2023 (the “Effective Date”), by and among Grander Acquisition LLC, a Delaware limited liability company (“Purchaser”), and PolarityTE, Inc., a Delaware corporation (“PTE”), PolarityTE MD, Inc., a Nevada corporation (“PTE MD”), and PolarityTE, Inc., a Nevada corporation (“PTE NV” and together with PTE and PTE MD, “Sellers” and together with Purchaser, the “Parties”).

R E C I T A L S

WHEREAS, PTE, through its wholly owned Subsidiary, PTE MD, is a clinical stage biotechnology company that is developing an autologous, heterogeneous tissue regeneration product named “SkinTE” that is partly based on certain intellectual property owned by PTE NV, also a wholly owned Subsidiary of PTE, is pursuing a clinical trial, entitled Closure Obtained with Vascularized Epithelial Regeneration for DFUs with SkinTE (COVER DFUs) (the “Clinical Trial”) for SkinTE’s use in the treatment of diabetic foot ulcers under an open investigational new drug application filed with the U.S. Food and Drug Administration under Section 351 of the Public Health Service Act, and is developing “SkinTE POC” and “SkinTE Cryo” in support of “SkinTE” use and deployment (the “Business”);

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase and assume from Sellers, and Sellers desire to sell and assign to Purchaser substantially all of the assets constituting, used or held for use in the Business (the “Acquisition”);

WHEREAS, within five Business Days of the Effective Date, each Seller will file a voluntary petition for relief under chapter 11, title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Utah (the “Bankruptcy Court”), which will commence three cases under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”). Sellers will seek to have the Chapter 11 Cases jointly administered;

WHEREAS, on or shortly after filing the Chapter 11 Cases, Sellers will file a motion with the Bankruptcy Court seeking entry of an order (the “Procedures Order”), which will establish a competitive bidding process open to all qualified bidders using this Agreement as a baseline and in which Purchaser will act as stalking horse bidder (the “Auction”). If, after completion of the competitive bidding process Purchaser’s bid is the highest and best offer, or if no other potential buyer submits a qualified bid, Sellers will file with the Bankruptcy Court a motion (the “Sale Motion”) seeking entry of an order (the “Sale Order”) approving the Acquisition by Purchaser under section 363(f) of the Bankruptcy Code free and clear of all liens, claims, and interests except as specifically assumed by Purchaser in this Agreement;

WHEREAS, in connection with the execution of this Agreement, the Parties executed a Mutual Release Agreement, which is effective as of the signing of this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Annex A.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement and the entry of the Sale Order, including any provisions allowing assumption and assignment under section 365 of the Bankruptcy Code, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Purchaser free and clear of all Liens (except for Permitted Liens), and Purchaser shall purchase, accept, acquire and take assignment and delivery of, all right, title and interest in, to and under the assets, properties, rights and interests of Sellers (wherever located, whether tangible or intangible, whether real, personal or mixed and whether owned, licensed or leased or otherwise and whether or not reflected on the balance sheet of any Seller) that are owned, licensed, leased, used or held for use by any Seller for or in connection with the Business as of the Closing, in each case, other than the Excluded Assets (collectively, the “Acquired Assets”) including:

(a) all Contracts that are unexpired as of the Closing Date listed on Schedule 1.1(a) (including any claims or causes of action related to such Contracts) to the extent that the Bankruptcy Court in the Sale Order permits assumption and assignment of such Contracts (collectively, the “Purchased Contracts”), in each case as each such Contract may have been amended or otherwise modified prior to the date of (or as permitted in accordance with the terms of) this Agreement, other than a Contract that constitutes an Excluded Asset;

(b) all accounts receivable, trade receivables, notes receivable, contingent rights, deposits, advances and other receivables derived from sources of income, whether current or non-current, including those listed on Schedule 1.1(b), and any security, claim, remedy or other right related to any of the foregoing;

(c) except for Specified Assets, all personal property, including all equipment, machinery, furniture, fixtures, computer hardware and accessories, communications and networking equipment, servers, office supplies and other tangible personal property owned or leased by any Seller (in each case, wherever located) and used in, held for use in or relating to the conduct or operation of the Business, including those items listed on Schedule 1.1(c) and all lease rights associated with any of the foregoing;

(d) all Intellectual Property, including all such Intellectual Property listed on Schedule 1.1(d), and the right to sue for past, present and future infringement thereof, irrespective of when the right or cause of action arose or accrued, and whether or not such right or claim was discovered Pre-Petition or Post-Petition;

(e) all operational data, creative materials, marketing information, advertising materials, sales and promotional literature, studies, reports, sales records, sales agent records, manuals and data, sales and purchase correspondence, billing systems, engineering information, customer files (including customer credit and collection information), historical and financial records, quality control data and any other files, whether in print, electronic or other media;

(f) all software (including source code and object code form), computer hardware, licenses, and documentation therefor and rights therein owned by any Seller used in or integral to the Business, and any other information technology systems owned by such Seller and used in the Business, including electronic data processing systems, program specifications, source codes, object code, input data, report layouts, formats, algorithms, functional specifications, narrative descriptions, flow charts, operating manuals, training manuals and other related material (collectively the “IT Assets”);

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(g) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventory;

(h) all prepaid expenses, credits, advance payments, claims, security, refunds, deposits and fees used in or relating to the Business, including, but not limited to, those relating to the Real Property Leases and those listed on Schedule 1.1(h);

(i) all rights under warranties, indemnities or other similar rights and causes of action against third parties to the extent relating to the Acquired Assets or the Business irrespective of when the claim or cause of action arose or accrued, and whether or not such right or claim was discovered Pre-Petition or Post-Petition;

(j) all Permits used in, relating to or necessary to the (i) conduct or operation of the Business or (ii) use of the Acquired Assets (including all Intellectual Property related to the Business);

(k) all claims or causes of action of any Seller against Third Parties to the extent that any such claims or causes of action arise out of (i) the Acquired Assets or (ii) the Assumed Liabilities;

(l) all websites, social media accounts and mobile applications used in the Business;

(m) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, customer lists, compliance records (and the records thereof, records and data (including all correspondence with any Governmental Body)) used in or relating to the Business, the Acquired Assets or the Assumed Liabilities, regardless of where located;

(n) all goodwill related to, arising from or used in connection with the Business;

(o) all insurance benefits to the extent covering the Acquired Assets or the Assumed Liabilities; and

(p) all other assets of Sellers related to, used or held for use in the Business (other than the Excluded Assets) as of the Closing, including any other asset listed on Schedule 1.1(p).

1.2 Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include the following assets (the “Excluded Assets”):

(a) all Contracts that are not Purchased Contracts, including any claims or causes of action related to such excluded Contracts (the “Excluded Contracts”);

(b) all taxpayer and other identification numbers, Organizational Documents, corporate seals, minute books, transfer books and other documents relating to the organization, maintenance, and existence of Sellers;

(c) Sellers’ rights under the Seller Documents, including the right to receive the Purchase Price and the Deposit in accordance with the terms of this Agreement;

(d) the bank accounts of Sellers listed on Schedule 1.2(d) and the Cash contained therein;

(e) all securities owned by Sellers, including PTE’s equity interests in PTE MD and PTE NV;

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(f) all employee-related or employee benefit-related files or records;

(g) all Seller Benefit Plans and all insurance Contracts, policies or administrative service arrangements related thereto;

(h) all D&O liability insurance Contracts;

(i) any Tax credits or refunds or claims for refunds of credits of Taxes or other amounts paid to Taxing Authorities in connection with the Business or the Acquired Assets and relating to Pre-Closing Tax Periods and the pre-Closing portion of the Straddle Period, including those set forth on Schedule 1.2(i);

(j) all Tax Returns of Sellers, and books of account or other records with respect to the Taxes of Sellers and all claims and rights of Sellers to any Tax refunds, Tax credits or other Tax attributes of Sellers, in each case solely to the extent relating to any period before the Closing;

(k) the corporate seals, Organizational Documents, minute books, stock books and other records having to do with the corporate organization of Sellers;

(l) any Seller’s personnel records and any other records that Sellers are required by Law to retain in their possession; provided that, to the extent permitted under applicable Law, Purchaser shall be entitled to possess one copy of such records;

(m) all casualty, liability or other policies of insurance of Sellers and all files, documents, instruments, papers, books and records of Sellers related exclusively to the foregoing; provided that, to the extent permitted under applicable Law, Purchaser shall be entitled to possess one copy of such policies and records;

(n) any debts due or accruing and payable to any Seller prior to the Closing from any shareholder, director, or affiliate of any Seller, including any parent or subsidiary of any Seller;

(o) any and all proceeds received by Sellers arising from the sale or transfer of the Specified Assets prior to the Effective Time;

(p) all relationships with Sellers’ attorneys and professional advisors, all attorney-client privileged materials and work product, and all Contracts for legal or professional representation;

(q) all claims and causes of action belonging to Sellers or their estates that do not arise out of (i) the Acquired Assets or (ii) the Assumed Liabilities, including, without limitation, all causes of action arising under the Bankruptcy Code;

(r) all rights and claims to the extent related to any item described in Section 1.2(a) through (q) or any Excluded Liability; and

(s) such other assets, properties and rights of Sellers specifically listed on Schedule 1.2(s).

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1.3 Assumed Liabilities. Subject to the Sale Order, including any provisions allowing assumption and assignment under section 365 of the Bankruptcy Code, upon the terms and subject to the conditions of this Agreement, as part of the consideration for the Acquired Assets, subject to Section 1.1, at the Closing Purchaser shall assume only the following Liabilities of Sellers (except to the extent such obligations and liabilities constitute Excluded Liabilities) (the “Assumed Liabilities”): (x) all current operating trade Liabilities to be performed after the Closing under those Contracts and Permits constituting Acquired Assets, in each case solely to the extent legally assigned to Purchaser in connection with this Agreement, but specifically excluding any Liabilities arising from or related to (i) any default, breach or violation of any such Contract or Permit arising from or related to any action or failure to act by any Seller arising or accruing at any time, (ii) any violation of Law, breach of warranty, tort or infringement due to any activity or event occurring on or prior to the Closing, or (iii) any charge, complaint, action, suit, Legal Proceeding, hearing, investigation, claim or demand resulting from events, facts or circumstances occurring (in whole or in part), arising or accruing, or which exist on or prior to the Closing; (y) all other liabilities and obligations arising out of or relating to Purchaser’s ownership or operation of the Business and the Acquired Assets only if such liabilities or obligations arise or accrue on or after the Closing; and (z) all Purchased Contracts and Cure Costs to the extent such Cure Costs are not subject to the provisions of Section 1.5 of this Agreement.

1.4 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, other than the Assumed Liabilities specifically set forth in Section 1.3, neither Purchaser nor any of its Affiliates shall assume and in no event shall be deemed to have assumed, any Liability of Sellers or any of their respective Affiliates whatsoever of any nature (whether accrued, absolute, contingent, direct, perfected, inchoate, unliquidated or otherwise, whether due or to become due and whether known or unknown) (collectively, the “Excluded Liabilities”), including the following:

(a) any Liabilities arising out of or related to any Excluded Contracts, including any claims or causes of action related to such Excluded Contracts irrespective of when the claim or cause of action arose or accrued, and whether or not such right or claim discovered prior to or after the Closing;

(b) any and all of any Seller’s Liabilities to indemnify any of Sellers’ directors, officers, managers, executives, employees or consultants pursuant to any Seller’s Organizational Documents or otherwise;

(c) any Liabilities arising out of or related to Sellers’ ownership or operation of the Business and the Acquired Assets arising or accruing on or prior to the Closing, including any Liabilities for Taxes arising out of or related to Sellers’ ownership or operation of the Business and the Acquired Assets, in each case, relating to Tax periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”) (including the pre-Closing portion of the Straddle Period);

(d) any Liabilities arising out of or related to the operations of Sellers or the Business on or prior to the Closing Date, whenever arising or incurred, or the ownership, development, or distribution of the products of the Business or the Acquired Assets by Sellers on or prior to the Closing Date;

(e) any Liabilities with respect to any Seller’s employees (including Liabilities with respect to accrued sales commissions or other accrued payroll obligations of any Seller (including the employer portion of any employment or payroll Taxes with respect to any such accruals), pension obligations, employment compensation, benefits or severance, including Seller Benefit Plans) whether or not such Liability or obligation arose prior to or after Closing;

(f) any Indebtedness of any Seller including without limitation Pre-Petition or Post-Petition all liabilities, obligations, and related guarantees to which any Seller is a party;

(g) all Liabilities arising out of or related to charges or assessments of any Governmental Body relating to occurrences or activities prior to the Closing Date;

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(h) all Liabilities arising out of or related to Sellers’ violation or alleged violation of any Law at any time;

(i) all Liabilities for warranty or similar claims relating to or arising from operations of the Business prior to the Closing;

(j) any obligation of any Seller to indemnify any Person;

(k) any Liabilities arising out of or related to the Excluded Assets;

(l) any intercompany payables owing to any Seller or any of their Affiliates;

(m) any Liabilities arising out of or related to the Business, the Excluded Assets or the operation of the Business, including the owning or holding of the Acquired Assets prior to the Closing;

(n) all Seller Expenses and any Liabilities of any Seller under any Seller Document; and

(o) any Liabilities of Sellers set forth on Schedule 1.4(o).

1.5 Provisions Regarding Purchased Contracts and Cure Costs

(a) Schedule 1.1(a) sets forth a complete list of all Purchased Contracts that Purchaser intends to assume and Sellers intend to assign to Purchaser at the Closing, which includes for each such Contract Sellers’ good faith estimate of the Cure Costs, if any, for each such Contract.

(b) Sellers shall promptly and periodically notify Purchaser in writing any time Sellers or their Representatives learn of additional Contracts material or integral to the conduct of the Business to enable Purchaser adequate time to determine whether such Contract shall be added to Schedule 1.1(a) as a Purchased Contract.

(c) At any time prior to the Sale Hearing, but only to the extent consistent with the Procedures Order, Purchaser shall have the right (exercisable in Purchaser’s sole discretion), but not the obligation, to provide written notice to Sellers of Purchaser’s election to designate a Contract not designated prior to such time as a Purchased Contract, as a Purchased Contract (an “Additional Purchased Contract”), and upon such designation such Additional Purchased Contract shall constitute a Purchased Contract subject to the terms hereof and will be conveyed to Purchaser under this Agreement at Closing (and, if applicable, shall cease to constitute an Excluded Asset), so long as such Additional Purchased Contract is added as a Purchased Contract prior to the entry of any Order of the Bankruptcy Court approving the rejection of such Contract.

(d) To the extent that Purchaser makes a valid designation with respect to any Additional Purchased Contracts pursuant to Section 1.5(c), the applicable Exhibits and Schedules to this Agreement will be deemed to have automatically been updated (without action of any Party or Person) to reflect such designation, except that it shall be Sellers’ obligation to promptly notify the Bankruptcy Court and submit any necessary amended or supplemental filings to remove such Additional Purchased Contract from those Excluded Contracts to be rejected under Section 365 of the Bankruptcy Code.

(e) If Purchaser exercises its rights as set forth in Section 1.5(c) to designate a Contract as a Purchased Contract prior to the entry of the Sale Order, then the Parties acknowledge and agree that there shall be no reduction in or increase to the Purchase Price as a result of such designation or change in designation; provided, however, that such designation may increase or decrease (as applicable) the amount of the Cure Costs.

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(f) If Purchaser exercises its rights as set forth in Section 1.5(c) to designate a Contract as a Purchased Contract, then Purchaser agrees that it shall promptly take such actions as are reasonably requested by Sellers to assist in obtaining a finding of adequate assurance of future performance as required under the Bankruptcy Code with respect to such Purchased Contract.

(g) Sellers shall promptly and periodically notify Purchaser in writing of all changes to the Cure Costs previously disclosed by Sellers and set forth in Section 3.19 of the Disclosure Schedules as such information is made available to Sellers.

(h) If, after providing the requisite cure notices but prior to Closing, it is determined that any Cure Cost owed in respect of any one of the Purchased Contracts is more than $25,000 over the amount represented by any Seller and set forth in Section 3.19 of the Disclosure Schedules as of the Effective Date (such amount over $25,000, a “Material Overage”), then Sellers shall assume all liability for payment of any such Material Overage and shall reimburse Purchaser via a credit to the Purchase Price.

(i) At the Closing and pursuant to section 365 of the Bankruptcy Code, Sellers shall assume the Purchased Contracts (to the extent not previously assumed) and, subject to the terms herein, assign the Purchased Contracts to Purchaser, and Purchaser, subject to the terms herein, shall take assignment of the Purchased Contracts. Except as otherwise expressly provided herein, all Cure Costs shall be paid by Purchaser, as determined by the Sale Order, and not by Sellers; and, except as otherwise expressly provided herein, neither Sellers nor their Affiliates shall have any Liability for any Cure Costs.

1.6 Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions to be consummated on the Closing Date (the “Closing”) shall take place by electronic exchange of Closing documents in lieu of an in-person Closing at 10:00 a.m. (Eastern time), no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (the date on which the Closing occurs, the “Closing Date”), unless this Agreement has been terminated pursuant to its terms or unless another time or manner of the Closing is agreed to by the Parties in writing.

1.7 Waiver of Bulk Sales Compliance. The Parties hereby waive compliance with the bulk sales Laws of any applicable jurisdiction.

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price and Deposit. The aggregate consideration for the purchase and sale of the Acquired Assets pursuant to this Agreement shall be equal to: (a) $6,500,000, less (b) subject to the last sentence of this Section 2.1, if a DIP Financing Agreement is entered into prior to the Closing, the amount of any sums outstanding under such DIP Financing Agreement as of the Closing (the “Purchase Price”), plus (c) the assumption of the Assumed Liabilities. The Parties shall, as soon as practicable following the Effective Date, enter into a mutually agreeable Escrow Agreement (the “Escrow Agreement”) with a bank or other financial institution agreed upon by the Parties (the “Escrow Agent”). On the date when the Escrow Agreement takes effect, Purchaser shall deposit an amount equal to $200,000 with the Escrow Agent. The Escrow Agreement shall provide that such amount, together with any interest having accrued on such amount while held by the Escrow Agent (the “Deposit”), shall be either refunded to Purchaser or retained by PTE as set forth in Section 8.2. If the Closing occurs, the Escrow Agent will disburse the Deposit to PTE and such amount shall be applied towards the amount payable by Purchaser in accordance with Section 2.2 hereof. For purposes of this Agreement, the Purchase Price shall be deemed to be paid in the following amounts to the different Sellers: $3,787,417.74 to PTE MD, $2,712,582.26 to PTE NV and the remaining $0 to PTE. Notwithstanding anything else to the contrary in this Agreement, in the event the Closing is delayed beyond July 31, 2023 and further funding to the Company is required as a result of Purchaser’s inability or unwillingness to effect the Closing or satisfy the conditions to close set forth in Section 7.3, any sums funded after July 31, 2023 and outstanding under a DIP Financing Agreement shall not be deducted from the Purchase Price.

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2.2 Transactions at Closing.

(a) Payment of Purchase Price. On the Closing Date, Purchaser shall make (or cause one or more of its Affiliates to make) the following payments in satisfaction and discharge of the Purchase Price (the “Closing Payment”); (x) the Purchase Price, less the Deposit, with payment to be made to PTE by wire transfer of immediately available United States funds and (y) the Cure Costs, with payment to be made to the counterparty to each Purchased Contract or as otherwise agreed between Purchaser and such counterparty, subject to any reimbursements or allowed administrative priority claims of Purchaser pursuant to the provisions of Section 1.5 hereof.

(b) Assumption of Assumed Liabilities. On the Closing Date, Purchaser shall assume the Assumed Liabilities pursuant to instruments delivered at the Closing.

(c) Assignment of Acquired Assets. On the Closing Date, Sellers shall execute and deliver to Purchaser all documents and instruments necessary to convey and assign to Purchaser the Acquired Assets.

2.3 Allocation of Purchase Price.

(a) The Parties shall allocate the Purchase Price among the Acquired Assets and the covenants contained in ARTICLE IX in a manner consistent with Sections 338 and 1060 of the Code and the regulations thereunder and as mutually agreed by the Parties.

(b) The Parties shall report the allocation of the total consideration in a manner that is mutually agreed upon allocation schedule to be delivered by the Parties at the Closing (the “Allocation Schedule”) and shall act in accordance with such Allocation Schedule for all income Tax purposes, unless otherwise required by a final determination within the meaning of Section 1313 of the Code.

(c) The Parties shall promptly inform one another in writing of any challenge by any Taxing Authority to any allocation made pursuant to the Allocation Schedule and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

2.4 Withholding. Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom by applicable Law and disclosed to Sellers in writing prior to the Closing. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLERS

Sellers jointly and severally represent and warrant to Purchaser, subject to Section 10.12, and except as set forth in the disclosure schedules delivered to Purchaser in connection with this Agreement (the “Disclosure Schedules”) that the statements contained in this ARTICLE III are true and correct as of the Effective Date and shall be true and correct as of the Closing Date. Notwithstanding anything to the contrary contain in this ARTICLE III, each of the representations, warranties and statements contained in this ARTICLE III are qualified in their entirety by any disclosure or information contained in any SEC Document.

3.1 Qualification, Organization, etc. Each Seller is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing or its equivalent, in good standing or its equivalent under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business, in all material respects, as presently conducted. Each Seller is qualified to do business and, with respect to jurisdictions that recognize the concept of good standing or its equivalent, is in good standing or its equivalent as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or its equivalent would not have a Material Adverse Effect. PTE has filed with the SEC, prior to the Effective Date, a complete and accurate copy of its Organizational Documents as amended to the Effective Date. Such Organizational Documents and each other Seller’s Organizational Documents are in full force and effect and no Seller is in violation of its Organizational Documents in any material respects.

3.2 Adequate Capital for Operations and Bankruptcy. Each Seller has sufficient capital to (a) continue the conduct of its Business as contemplated herein and (b) to enable Sellers to fulfill its obligations as provided from the Effective Date through July 31, 2023.

3.3 Corporate Authority Relative to this Agreement and the Transactions; No Violation; Governmental Authorizations.

(a) Pursuant to the Sale Order, each Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each Seller and, assuming this Agreement constitutes the valid and binding agreement of Purchaser, constitutes the valid and binding agreement of each Seller, Enforceable against such Seller.

(b) Reserved

(c) Reserved

(d) Except as set forth on Section 3.3(d) of the Disclosure Schedules, the execution and delivery by each Seller of this Agreement does not, and, the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation under any Contract binding upon Sellers, provided that the cure, assumption, and assignment of any such assumed Contract is approved by the Bankruptcy Court, (ii) conflict with or result in any violation of any provision of a Seller’s Organizational Documents, (iii) conflict with or violate any Laws applicable to any Seller or any of its properties or assets, or (iv) result in the creation or imposition of any Lien on any asset of a Seller, other than in the case of clause (i), (iii) or (iv), as would not have a Material Adverse Effect.

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(e) Except as set forth on Section 3.3(e) of the Disclosure Schedules, the execution and delivery by each Seller of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not, with or without notice of lapse of time, or both, require the consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Body, other than (i) in compliance with the applicable requirements of the Exchange Act and the Securities Act or any other applicable U.S. state or federal or foreign securities Laws, (ii) filings with the SEC as may be required of PTE in connection with this Agreement and the Transactions, (iii) such filings as may be required under the rules and regulations of NASDAQ, and (iv) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Body or any other Person, individually or in the aggregate, would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Reports and Financial Statements.

(a) From January 1, 2019, through the Effective Date, PTE has filed or furnished all forms, documents and reports with the SEC (such forms, documents and reports, the “SEC Documents”) required to be filed or furnished prior to the Effective Date by it with the SEC. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the SEC Documents complied, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of PTE included in the SEC Documents when filed complied as to form, in all material respects, with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present, in all material respects, the consolidated financial position of Sellers, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Each of the principal executive officer and the principal financial officer of PTE (or each former principal executive officer and each former principal financial officer of PTE, to the extent applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the SEC Documents, and the statements contained in such certifications were true and accurate, in all material respects, as of the date such certifications were made.

3.5 No Undisclosed Liabilities. Except (a) as set forth on Section 3.5 of the Disclosure Schedules, (b) as disclosed, reflected or reserved against in PTE’s consolidated balance sheet (or the notes thereto) as of December 31, 2022 included in the SEC Documents filed or furnished and publicly available prior to the Effective Date, (c) for liabilities incurred since December 31, 2022, that are consistent with the Ordinary Course of Business with respect to type and amount, (d) as expressly permitted or contemplated by this Agreement, (e) for liabilities which have been discharged or paid in full in the Ordinary Course of Business, and (f) that are not otherwise material to any Seller, no Seller has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of PTE and its consolidated Subsidiaries (or in the notes thereto).

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3.6 Off-Balance Sheet Arrangements. No Seller is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any of Sellers on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, a Seller’s published financial statements or other SEC Documents.

3.7 Compliance with Laws; Permits; Sufficiency of Assets. Except as set forth in Section 3.7 of the Disclosure Schedules:

(a) Each Seller is and, at all times since January 1, 2019, has been in compliance, in all material respects, with, and is not, in any material respect, in default under or in violation of, any Laws applicable to each Seller or any of its respective properties or assets. Since January 1, 2019, no Governmental Body has issued any written notice or notification stating that a Seller is not in compliance, in any material respect, with any Law.

(b) Each Seller is and, at all times since January 1, 2019, has been in possession of all material licenses, permits, consents and approvals of any Governmental Body necessary for such Seller to own, lease and operate their properties and assets or to carry on its business as it is now being conducted, in all material respects, or has been conducted (the “Permits”). All Permits are set forth in Section 3.7 of the Disclosure Schedules. All Permits are in full force and effect and each Seller is in compliance, in all material respects, with all its Permits.

(c) The Acquired Assets are sufficient for the continued conduct of the Business in the Ordinary Course of Business immediately after the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted in the Ordinary Course of Business. Except as set forth on Section 3.7(c) of the Disclosure Schedules, none of the Excluded Assets, and none of the assets of any Affiliate of any Seller, are material to the conduct of the Business in the Ordinary Course of Business.

3.8 Environmental Laws and Regulations. Each Seller is now and, at all times since January 1, 2019, has been in compliance, in all material respects, with all applicable Environmental Laws. There has been no Release of Hazardous Substances in, on, under or from the Leased Real Property that would reasonably be expected to require any removal, remedial or response actions, including at third party sites. Except as set forth in Section 3.8 of the Disclosure Schedules, since January 1, 2019, no Seller has received any written notice, demand, or claim alleging that Sellers are in violation of or subject to liability under any Environmental Law or are allegedly subject to any removal, remedial or response actions, including from third parties. Except as set forth in Section 3.8 of the Disclosure Schedules or with regard to the existence of the Environmental Permits, no Seller is subject to any Order, ruling, judgment, decree, injunction, award or agreement with any Governmental Body, any indemnity or other agreement with any third party, or, to the Knowledge of each Seller, any Legal Proceeding, imposing liability or obligations on Sellers relating to any Environmental Law. Each Seller, to the extent applicable, has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, in all material respects, and is and has been since January 1, 2019 in compliance, in all material respects, with such Environmental Permits.

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3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Disclosure Schedules sets forth, as of the Effective Date, each employee benefit plan (as defined in Section 3(3) of ERISA) and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, currently in place for the benefit of current or former employees, directors, independent contractors or consultants (or any dependent or beneficiary thereof) of each Seller and with respect to which a Seller may have any material liability (whether actual or contingent) (together, the “Seller Benefit Plans”). With respect to each Seller Benefit Plan, Sellers have made available to Purchaser correct and complete copies of in each case, to the extent applicable, (i) all written plan documents (and to the extent not written, a written summary of the material terms of all unwritten Seller Benefit Plans), summary plan descriptions (or, to the extent a summary plan description is not required under ERISA for such Seller Benefit Plan, a description of the benefits), summaries of material modifications (if applicable), and amendments related to such plans and any related trust agreement, custodial agreement, service agreement and insurance policy, (ii) the three (3) most recent Form 5500 Annual Reports (including all schedules), to the extent applicable filed by PTE after January 1, 2019, (iii) the three (3) most recent audited financial statements, obtained by PTE after January 1, 2019 for any Seller Benefit Plan, to the extent applicable, (iv) the most recent determination or opinion letter received from the Internal Revenue Service, to the extent applicable (v) the IRS Forms 1094 and Form 1095 for each of the 2019-2022 calendar years, if any, (vi), the three most recent years of compliance testing information for each such Seller Benefit Plan obtained by PTE after January 1, 2019, to the extent applicable, and (vii) all material filings and correspondence with any Governmental Body made or received after January 1, 2019, if any.

(b) Except as set forth on Section 3.9(b) of the Disclosure Schedules, in the last six years, (i) each of the Seller Benefit Plans has been operated, administered and funded in compliance, in all material respects, in accordance with its terms, the terms of any applicable collective bargaining agreement and all applicable Laws, including, ERISA, the Code and in each case the regulations thereunder, (ii) no Seller Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) no Seller Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Sellers beyond their retirement or other termination of service, other than coverage mandated by COBRA, as amended, or comparable U.S. state Law, (iv) no liability under Title IV of ERISA has been incurred by a Seller or any of its ERISA Affiliates, and no condition exists that would cause a Seller, or, to Sellers’ Knowledge, Purchaser or any of their respective ERISA Affiliates to incur a liability thereunder, (v) no Seller Benefit Plan is, and no Seller has participated in, sponsored, or contributed to, a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, (vi) to Sellers’ Knowledge all contributions or other amounts payable by Sellers pursuant to each Benefit Plan in respect of current or prior six plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards, (vii) to Sellers’ Knowledge, no Seller has engaged in a transaction in connection with which a Seller could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, or a civil penalty or tax imposed by non-U.S. Laws, (viii) to Sellers’ Knowledge, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration, or investment of the assets, of any Seller Benefit Plan, where such breach or failure could result in liability to a Seller, Purchaser or any of their ERISA Affiliates, and (ix) there are no pending, or to Sellers’ Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) with respect to the administration, or investment of the assets, of any Seller Benefit Plan or on behalf of or against any of the Seller Benefit Plans or any trusts related thereto and, to Sellers’ Knowledge, there is no basis for any such claims, actions, investigations or audits.

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(c) Each Seller Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the IRS that it is so qualified or is entitled to rely on an opinion letter issued to a prototype sponsor, and to Sellers’ Knowledge, nothing has occurred since the date of the determination or opinion letter that could adversely affect the qualified status of any such Seller Benefit Plan. Each such Seller Benefit Plan has been timely amended to reflect the provisions of all applicable Laws in effect for any period prior to or as of the Closing other than amendments for which the remedial amendment period under Section 401(b) of the Code (including, if applicable, any extension of the remedial amendment period) has not expired and there are no plan document failures, operational failures, demographic failures or employee eligibility failures which have not been corrected within the meaning of Rev. Proc. 2013-12 (or any successor revenue procedure or guidance) with respect to any such Seller Benefit Plan.

(d) Neither any Seller nor any ERISA Affiliate has any current or potential obligation to provide postemployment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable Law the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the Effective Date) by any person who could be a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to any Seller could constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or trigger the excise tax under Section 4999 of the Code. No Person is entitled to receive any additional payment (including any tax gross up, indemnity or other payment) from any Seller as a result of the imposition of taxes, interest, or penalties required by Section 4999 or Section 409A of the Code. Except as set forth on Section 3.9(d) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, director, individual service provider or officer of any Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due any such employee or officer, (iii) result in the forfeiture of compensation or benefits under any Seller Benefit Plan, (iv) trigger or impose any restrictions or limitation on the ability to amend or terminate any Seller Benefit Plan or result in breach or violation of, or default under, any Seller Benefit Plan. Each Seller Benefit Plan, that is or has ever been a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code and the regulations thereunder), if any, has at all times been in operational compliance with Section 409A and since in documentary compliance with Section 409A.

3.10 Absence of Certain Changes or Events.

(a) Except as set forth on Section 3.10(a) of the Disclosure Schedules, from December 31, 2022, through the Effective Date, there has not occurred any Effect that has had a Material Adverse Effect.

(b) Except as set forth on Section 3.10(b) of the Disclosure Schedules, from December 31, 2022 through the Effective Date, (i) the business of each Seller has been conducted in the Ordinary Course of Business in a manner consistent with past practice, (ii) no Seller has taken any action that would have constituted a breach of Section 5.1 (other than clause 5.1(b)(viii)) had such action been taken after the execution of this Agreement without the prior consent of Purchaser and (iii) no Seller has (A) increased the compensation of employees (other than regularly scheduled increases for employees who are not executives or senior managers), other than as provided for in any written agreements, (B) adopted, amended or terminated any Seller Benefit Plan or (C) made or guaranteed to make any loans to any employee, director, officer or stockholder.

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3.11 Investigation; Litigation. Except as set forth on Section 3.11 of the Disclosure Schedules, no Seller has received any written notice of, and, as of the Effective Date, to the Knowledge of Sellers, there is no pending or threatened (i) investigation or review by any Governmental Body with respect to Sellers or any of their respective properties, rights or assets, (ii) claim, action, suit, arbitration or proceeding against Sellers or any of their respective properties, rights or assets before, and (iii) Order, writ, assessment, decision, injunction, decree, ruling, judgment or decree of, any Governmental Body, whether temporary, preliminary or permanent. As of the Effective Date, no Seller has received any written notice of and, to the Knowledge of Sellers, there are no SEC inquiries or investigations, other inquiries by a Governmental Body or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of a Seller or any malfeasance by any director or executive officer of PTE.

3.12 Tax Matters. Except as set forth in Section 3.12 of the Disclosure Schedules, and to the extent relevant to the Business or the Acquired Assets:

(a) All Tax Returns that are required to be filed by or with respect to each Seller has been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects.

(b) Each Seller, to the extent applicable, has paid all material Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of such Seller.

(c) Since the date of their latest financial statements, no Seller has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and past practice.

(d) No deficiencies for Taxes with respect to a Seller have been claimed, proposed or assessed in writing by any Tax authority, except for deficiencies that have been paid or otherwise resolved.

(e) There is no audit, examination, investigation or other proceeding with respect to any Taxes of Sellers, pending or threatened in writing or otherwise to Sellers’ Knowledge.

(f) No Seller has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) No claim has been made by a Tax authority in a jurisdiction where a Seller does not file income or franchise Tax Returns that the relevant Seller is or may be subject to taxation by that jurisdiction.

(h) No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Tax authority with respect to Sellers which would be binding following the Closing, and no such agreements or rulings have been applied for and are currently pending.

(i) There are no Liens for Taxes upon any property or assets of a Seller, except for Permitted Liens.

(j) No Seller (i) is or has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) is or has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) is or has engaged in a trade or business, has or had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

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3.13 Labor Matters.

(a) To extent applicable, each Seller has withheld all amounts required by Law or agreement to be withheld from the wages or salaries of, and other payments to, its employees and any former employees and is not liable for any arrearage of wages, salaries or other payments to such employees and any former employees or any Taxes or penalties for failure to comply with any of the foregoing.

(b) Except as set forth on Section 3.13(b) of the Disclosure Schedules, as of the Effective Date, (i) no Seller is a party to, or bound by, any collective bargaining agreement or other material Contract with a labor union or labor organization, (ii) no Seller is subject to a labor dispute, strike or work stoppage, and (iii) to the Knowledge of Sellers, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of a Seller.

(c) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of a Seller.

(d) Except as set forth on Section 3.13(d) of the Disclosure Schedules, the business of each Seller is being conducted in compliance with all applicable Laws pertaining to the privacy, data protection and information security of employee information.

(e) There are no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Knowledge of Sellers, threatened against a Seller before any Governmental Body. No Seller is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to labor, employees or employment practices.

(f) Except as set forth on Section 3.13(f) of the Disclosure Schedules, each Seller is in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices that relate to employees or Recently Terminated Employees (as defined below), including, to the extent applicable to such Seller, the following: terms and conditions of employment of employees and prospective employees including background checks under the Fair Credit Reporting Act and applicable state Laws; wages and hours (including classification of employees as exempt or non-exempt); workers’ compensation; reasonable accommodations; social security contributions; harassment or discrimination in employment; retaliation; immigration; termination; wrongful discharge; collective bargaining; leave; classification of employees and independent contractors; and occupational health and safety. As used in the prior sentence, “Recently Terminated Employees” means any employee of a Seller whose employment terminated on or after March 1, 2022. Except as set forth in Section 3.13(f) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against a Seller pending, or to Sellers’ Knowledge, threatened to be brought or filed, in connection with the employment of any current or former employee of a Seller, including, without limitation, any claim relating to unfair labor practices, unfair dismissals, affirmative action, background checks, employment discrimination, harassment, retaliation, classification of employees and independent contractors; equal pay or any other employment related matter arising under applicable Laws.

(g) No Seller has any liability, whether absolute or contingent, direct or indirect, including any obligations under any Seller Benefit Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee or with respect to any employee “leased” from another entity. No person (including any leased employee (as defined in Section 414(n) of the Code) or independent contractor) who is not an employee of Sellers is permitted to participate or participates in any Seller Benefit Plan, other than as set forth in Section 3.13(g) of the Disclosure Schedules.

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(h) There are no uninsured workers’ compensation claims pending or threatened against a Seller and, to Sellers’ Knowledge, none of Sellers and Purchaser will become liable for any retroactive workers’ compensation insurance premiums relating to any period of time prior to the Effective Date.

(i) Section 3.13(i) of the Disclosure Schedules set forth, to Sellers’ Knowledge, each employee, officer, director, and manager, as applicable, of each Seller who is subject to any confidentiality or non-competition agreement or any other agreement or restriction of any kind that would in any way impede their ability to carry out fully all activities of such person in furtherance of the business of such Seller and, if employed by Purchaser.

(j) The authorization for employment of each employee under applicable immigration laws have been reviewed by the relevant Seller and a properly completed Form I-9, to the extent applicable, is on file with such Seller for each employee with respect to whom a Form I-9 is required. Each Seller, to the extent applicable to such Seller, has complied with the U.S. Immigration and Nationality Act, as amended from time to time and, to Sellers’ Knowledge, there is no basis for any claim that such Seller is not in compliance with the terms thereof.

(k) No Seller has incurred any liability under, and (to the extent applicable) has complied in all respects with, the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder and similar state Laws (collectively, “WARN”). No Seller has given, and has not been required to give, any notice under WARN to any employee or taken any action that would constitute a “plant closing” or “mass layoff” as such terms are defined in WARN, in each case within ninety (90) days prior to the Effective Date.

3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedules sets forth a true, complete and accurate list of all of the following U.S. and foreign Intellectual Property owned or exclusively licensed by Sellers: (i) patents and patent applications, (ii) trademark registrations and trademark applications, (iii) registered copyrights and copyright applications, and (iv) internet domain names (collectively, the “Material Intellectual Property”). All Material Intellectual Property is either owned by an applicable Seller or, to the Sellers’ Knowledge, assignable by the applicable Seller and assumable by Purchaser without the consent of any third-party.

(b) Except as set forth in Section 3.14(b) of the Disclosure Schedules, (i) each Seller, to the extent applicable, owns or has the right to use all Material Intellectual Property and, to Seller’s Knowledge, all other Intellectual Property used by such Seller, free and clear of all Liens (other than pursuant to any License Agreement), (ii) to the extent the Material Intellectual Property is owned, rather than licensed, by a Seller, as of the Effective Time, such Seller is listed in the records of the appropriate United States, state or foreign registry as the sole current owner of record for all (i) patents and patent applications, (ii) trademark registrations and trademark applications, (iii) registered copyrights and copyright applications, and (iv) internet domain names listed in Section 3.14(a) of the Disclosure Schedules, and (iii) all Material Intellectual Property owned or used by a Seller is in full force and effect and has not been cancelled, expired or abandoned.

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(c) Section 3.14(c) of the Disclosure Schedules sets forth a true, complete and accurate list of all agreements to which a Seller is a party, (i) granting or obtaining any right to use or practice any rights under any Material Intellectual Property or, to Sellers’ Knowledge, any other Intellectual Property (other than readily available “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements), or (ii) restricting a Seller’s rights to use any Material Intellectual Property or, to Sellers’ Knowledge, any other Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). No royalties or other fees are payable by a Seller to any third parties for the use of or right to use any Material Intellectual Property or, to Sellers’ Knowledge, any other Intellectual Property used by a Seller except pursuant to the License Agreements (other than pursuant to readily available “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements). The License Agreements are valid and binding obligations of the applicable Sellers and are Enforceable. Except as supplementally disclosed to Purchaser in a letter dated as of the Effective Date, there exists no Effect which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by a Seller or, to Sellers’ Knowledge, the other party thereto, under any such License Agreements.

(d) Section 3.14(d) of the Disclosure Schedules sets forth, with respect to the Material Intellectual Property, a true, complete and accurate list of all Software (other than readily available “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements) that is owned, licensed, or leased by a Seller, describing which Software is owned, licensed or leased, as the case may be. To the extent applicable, all Software owned by a Seller was developed by (i) employees of a Seller in the Ordinary Course of Business or (ii) independent contractors who have created such Software and have assigned their rights in such Software to a Seller by written agreement.

(e) Except as set forth on Section 3.14(e) of the Disclosure Schedules, to Sellers’ Knowledge, there has been no prior use of the trademarks in Section 3.14(a) of the Disclosure Schedules by any third party that would confer upon said third party superior rights in such trademarks.

(f) Except for ordinary communications from patent offices in relevant jurisdictions relating to patent prosecution, there is no pending or, to Sellers’ Knowledge, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority, in any jurisdiction, and no Seller has received written notice regarding any of the foregoing, involving the Material Intellectual Property owned by a Seller or, to Sellers’ Knowledge, the Material Intellectual Property licensed to a Seller, including any claim, suit, arbitration or other adversarial proceeding alleging that the activities or the conduct of a Seller’s business infringes upon, violates or constitutes the unauthorized use of the intellectual property or other proprietary rights of any third party or challenging such Seller’s ownership or use of any Material Intellectual Property, or the validity, enforceability or registrability of any Material Intellectual Property.

(g) To Sellers’ Knowledge, no third party is misappropriating, infringing, diluting or violating any Material Intellectual Property. No such claims, suits, arbitrations or other adversarial proceedings are currently pending by any third party against a Seller or, to Seller’s Knowledge, have been threatened against any third party by a Seller.

(h) The conduct of each Seller, as currently conducted, does not misappropriate, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) or dilute any intellectual property rights owned or controlled by any third party. No such claims, suits, arbitrations or other adversarial proceedings are currently pending by any third party against a Seller or, to Seller’s Knowledge, have been threatened against any Seller by any third party.

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(i) Each Seller has taken reasonable best efforts to protect the confidentiality of its trade secrets, including requiring all employees and other parties having access thereto to execute written confidentiality and non-disclosure agreements (true, correct and complete copies of which have been retained). To Seller’s Knowledge, no trade secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a written confidentiality and non-disclosure agreement. To Seller’s Knowledge, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof.

(j) Sellers’ consummation of this Agreement (i) will not result in the loss or impairment of Purchaser’s rights to own, use or bring any action for the infringement of any of the Material Intellectual Property acquired by Purchaser under this Agreement, nor, except as disclosed on Section 3.14(j) of the Disclosure Schedules, will such consummation require the consent of any third party in respect of any such Material Intellectual Property and (ii) to Sellers’ Knowledge, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of Purchaser’s rights to own, use, or bring any action for the infringement of any of the other Intellectual Property acquired by Purchaser under this Agreement, nor will such consummation require the consent of any third party in respect of any such Intellectual Property. Except as disclosed on Section 3.14(j) of the Disclosure Schedules, to Sellers’ Knowledge, no current or former director, officer, employee, contractor or consultant of a Seller (or any of its predecessors in interest) presently owns or, except in such Person’s capacity as such and for Sellers’ sole benefit, has any rights to use any of the Material Intellectual Property of Sellers and no such Person will, as a result of the transactions contemplated by this Agreement or the Transaction Documents, own or have any rights to use any of the Material Intellectual Property.

3.15 Real Property.

(a) No Seller owns any real property as of the Effective Date.

(b) Section 3.15(b) of the Disclosure Schedules sets forth a complete and correct list of each lease, sublease and other agreement (including all amendments thereof or modifications thereto) under which any Seller uses or occupies or has the right to use or occupy any real property as of the Effective Date (such real property the “Leased Real Property” and such leases, subleases or other agreements, the “Real Property Leases”). Each Real Property Lease is valid, binding and in full force and effect and Enforceable without penalty, acceleration, landlord consent, termination, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by any Seller or the consummation by any Seller of the Transactions. No uncured default on the part of any Sellers exists under any Real Property Lease and, to Sellers’ Knowledge, no uncured default on the part of the landlord or sub-landlord under any Real Property Lease exists with respect to any Leased Real Property. There are no Effects which have occurred that, with the giving of notice or the passage of time or both, would result in a default by a Seller, to the extent applicable, or, to Sellers’ Knowledge, by any other party thereunder. Except as set forth on Section 3.15 of the Disclosure Schedules, the relevant Seller under each Real Property Lease has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Real Property Lease, the corresponding Leased Real Property, free and clear of all Liens, except for the Permitted Liens.

3.16 Material Contracts.

(a) Section 3.16 of the Disclosure Schedules contains a complete and correct list, as of the Effective Date, of each Contract (other than this Agreement and the Transaction Documents) described below in this Section 3.16(a), complete and correct copies of each which have previously been made available to Purchaser and under which a Seller has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the Effective Date (all Contracts of the type described in this Section 3.16(a) are referred to herein as the “Material Contracts”):

(i)	any Contract that limits in any respect the freedom of a Seller to compete in any line of business, area or geographic region, or with any Person, including any Contract that requires Sellers to work exclusively with any Person in any area or geographic region, that restricts hiring or soliciting for hire the employees or contractors of any Person or which by its terms would so limit the freedom of Purchaser or any of Sellers after the Effective Time;

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(ii)	any partnership, joint venture, strategic alliance, collaboration, co-promotion, clinical research or research and development project Contract;

(iii)	any Contract that (A) grants any exclusive rights to any Person, including any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Material Intellectual Property, (C) contains any provision that requires the purchase of all or any portion of Sellers’ requirements from any Person, or any other similar provision for more than $25,000 in the twelve (12) month period following the Effective Date, (D) grants “most favored nation” or similar rights, or (E) contains pricing commitments with respect to future purchases by any Person of the products or services of Sellers for more than $25,000 in the twelve (12) month period following the Effective Date;

(iv)	any Contract not otherwise described in any other subsection of this Section 3.16(a) that (A) is reasonably expected to involve future expenditures by Sellers of more than $25,000 in the twelve (12) month period following the Effective Date and (B) cannot be terminated by such Seller on less than ninety (90) days’ notice without material payment or penalty, other than ordinary course product or raw material purchase contracts;

(v)	any acquisition or divestiture Contract involving consideration in excess of $25,000 entered into in the past three (3) years;

(vi)	any material licensing Contract;

(vii)	any Contract that contains indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $25,000 in the twelve (12) month period following the Effective Date;

(viii)	any Contract relating to outstanding Indebtedness of Sellers for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $25,000 other than (A) Contracts solely among Sellers and (B) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the SEC Documents and which are publicly available prior to the Effective Date in unredacted form as an exhibit to such SEC Documents;

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(ix)	any Contract pursuant to which such Seller is a party that creates or grants a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(x)	any Contract between such Seller, on the one hand, and any officer, director or Affiliate of PTE or any other Seller or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand (other than a Contract between PTE and a PTE Subsidiary);

(xi)	any Contract (other than readily available, “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements that are generally available on nondiscriminatory pricing terms to the extent the licenses contained therein are incidental to such Contracts, immaterial, nonexclusive and granted in the Ordinary Course of Business) under which such Seller is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to such Seller;

(xii)	any Contract under which such Seller has granted to a third party any license, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents) with respect to any Intellectual Property, which Contract is material to such Seller;

(xiii)	any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xiv)	any collective bargaining agreement or other Contract with any labor union;

(xv)	any Contract relating to employment or compensation of any employee (A) with an aggregate annual salary and cash bonus in excess of $25,000 or containing any change-in-control, severance payment obligations or similar payment, or (B) that is not terminable at will; and

(xvi)	any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) which involve payments after the Effective Date in excess of $25,000.

(b) Each Seller has made available to Purchaser correct and complete copies of all Material Contracts, including any amendments thereto. Except as set forth on Section 3.16(b) of the Disclosure Schedules, (i) no Seller is in breach of or default under the terms of any Material Contract and, as of the Effective Date, to Sellers’ Knowledge, no other party to any Material Contract is in breach of or default under the terms of any Material Contract, and (ii) each Material Contract, in all material respects, is in full force and effect and is a legal, valid and binding agreement of the applicable Seller and, to Sellers’ Knowledge, of each other party thereto, Enforceable against such Seller, as the case may be, and to Sellers’ Knowledge, against the other party or parties thereto.

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3.17 Insurance. All insurance policies and Contracts for insurance of each Seller are set forth on Section 3.17 of the Disclosure Schedules and are, in all material respects, in full force and effect and are valid and Enforceable, and all premiums due thereunder have been paid through March 10, 2024 with respect to director and officer insurance, and January 1, 2024 with respect to the commercial insurance package referenced in such schedule. Premiums on benefits-related insurance are paid on a monthly basis. No Seller has received written notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts).

3.18 Finders and Brokers. Except as set forth on Section 3.18 of the Disclosure Schedule, no Seller, nor any of their respective Affiliates, nor any of their respective officers or directors in their capacity as officers or directors, has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or commission in connection with or upon consummation of the Transactions.

3.19 Cure Costs on Purchased Contracts. Section 3.19 of the Disclosure Schedules sets forth a true, correct, and complete listing of the Cure Costs in respect of the Purchased Contracts as of the Effective Date and, taken together, represent all arrearages outstanding under the Purchased Contracts as of the Effective Date. Notwithstanding any other provision in this Agreement to the contrary, Purchaser’s only recourse in respect of a breach of this representation shall be as provided for in Section 1.5(h) of this Agreement.

3.20 Inapplicability of Takeover Laws. Assuming the accuracy of Purchaser’s representation and warranty set forth in Section 4.7, the PTE Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the Transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in a Seller’s Organizational Documents is, or at the Effective Time will be, applicable to the Transactions or any component thereof.

3.21 No Vote Required. Assuming that the Bankruptcy Court enters the Sale Order, no stockholder votes or consents are necessary for any Seller to execute this Agreement or to consummate the Transactions.

3.22 Foreign Corrupt Practices. No Seller, nor, to Sellers’ Knowledge, any agent or other person acting on behalf of a Seller, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by a Seller (or made by any person acting on its behalf) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, applicable to it.

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3.23 Regulatory.

(a) The material medical product candidates of each Seller as of the Effective Date for human use or anticipated to be for human use (the “Product Candidates”) are set forth on Section 3.23(a) of the Disclosure Schedules along with a description of each Product Candidate, its current stage of development and domestic and foreign regulatory status, to the extent applicable, and the identity of the responsible Seller. The Product Candidates are being, and at all times since January 1, 2017 have been, developed, studied, tested, investigated, labeled, manufactured, packaged, stored, imported, exported, transported and distributed, to the extent applicable, in compliance in all material respects with the FDCA, the PHSA and any other applicable Laws, including, those applicable requirements relating to the FDA’s current good manufacturing practices, quality system regulation, good laboratory practices, good clinical practices, good tissue practices, investigational use, protection of human study subjects, safety reporting, pre-market approval and applications to market a new medical product. No Seller has received written notice of, and, to Sellers’ Knowledge, there is not threatened or pending, any claim, suit, proceeding, hearing, enforcement, audit, inspection, investigation, arbitration or other action from the FDA alleging that any operation or activity of Sellers is in violation of the FDCA or the PHSA.

(b) Sellers have made available to Purchaser as of the Effective Date a complete and correct copy of all documents and applications submitted to the FDA and all material correspondence to or from the FDA with respect to the Product Candidates, including the Pending IND (any such document, application, supplement or amendment, a “Regulatory Submission”). All Regulatory Submissions and any other written information required to be prepared in support of or any such material submitted in connection with each such Regulatory Submission, any and all requests for authorizations, approvals, certificates, waivers, certifications, clearances, notifications, licenses or Permits of the FDA relating to a Seller, the business currently conducted by such Seller or the Product Candidates, when submitted to the FDA, were, to Sellers’ Knowledge, complete, true, non-misleading and correct in all material respects as of the date of submission (or were corrected or supplemented by a subsequent submission) and, to Sellers’ Knowledge, remain so currently.

(c) Except for the Pending IND and as disclosed on Section 3.23(c) of the Disclosure Schedules, no Seller has sponsored or conducted any Clinical Trial of any Product Candidate. Except as disclosed on Section 3.23(c) of the Disclosure Schedules, no Seller is currently or has ever in the past administered, or authorized any Person to administer on its behalf, any of its Product Candidates to any human subjects, and, to Sellers’ Knowledge, no Person has ever administered any of a Seller’s Product Candidates to any human subjects.

(d) To the extent required by applicable Law, all preclinical and clinical studies and tests conducted by or on behalf of Sellers has been, and if still pending are being, conducted in material compliance with research protocols, good laboratory practices, good clinical practices and all applicable Laws, including, but not limited to, the FDCA and the PHSA, and all preclinical and clinical studies and tests conducted by or on behalf of Sellers have been or, if pending, are being conducted in material compliance, to the extent applicable with such practices and Laws. Except as disclosed on Section 3.23(c) of the Disclosure Schedules, no preclinical or clinical study or test conducted by or on behalf of a Seller has been terminated or suspended prior to completion, and none of the FDA or any other applicable Governmental Body, clinical investigator that has participated or is participating in or institutional review board or independent ethics committee that has or has had jurisdiction over, a preclinical or clinical study or test conducted by or on behalf of a Seller has commenced, or, to Sellers’ Knowledge, threatened to commence, any action to place a clinical hold order on, or otherwise terminate or suspend or refuse to commence, any proposed or ongoing investigation or study conducted or proposed to be conducted by or on behalf of a Seller.

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(e) No Seller is subject to any investigation that is pending and of which it has been notified in writing or, to Sellers’ Knowledge, which has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b (b)) or the Federal False Claims Act (31 U.S.C. §3729).

(f) No Seller has submitted any claim for payment to any government healthcare program in connection with any referrals related to any of the Product Candidates that violated in any material respect any applicable self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn, or any applicable state self-referral law.

(g) No Seller has submitted any claim for payment to any government healthcare program related to any of the Product Candidates in material violation of any laws relating to false claims or fraud, including the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.

(h) No Seller or any of its officers, agents, control persons, employees, consultants, and professional advisers has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws. No Seller or any of its officers, agents, control persons, employees, consultants, and professional advisers has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Laws, including, without limitation, 21 U.S.C. § 335a and 42 U.S.C. § 1320a-7. No Legal Proceeding that would reasonably be expected to result in such a material debarment or exclusion of any Seller, or any of its respective Representatives is pending or, to Sellers’ Knowledge, threatened, against Sellers or any of its officers, agents, control persons, employees, consultants, and professional advisers.

(i) Except as disclosed on Section 3.23(i) of the Disclosure Schedules, no Seller has, since January 1, 2018, received any warning letter or untitled letter, report of inspectional observations, including FDA Form 483, establishment inspection reports, notices of violation, It Has Come To Our Attention letters, “dear doctor” letters, safety reports, field notifications, clinical holds, enforcement notices or other documents from the FDA or any other similar Governmental Body or any institutional review board or independent ethics committee alleging a lack of compliance by any Seller with any Law.

(j) The clinical investigators directly or indirectly engaged by a Seller are qualified under FDA and good clinical practices guidelines to participate in privately funded clinical research trials or studies, and each has a system in place to manage, eliminate or otherwise resolve conflicts of interest.

(k) Any direct or indirect financial arrangement between a Seller and a clinical investigator as to which the value of the compensation (whether by significant equity interest, proprietary interests or significant payment of other sorts (in each case, as such term is defined by 21 CFR § 54)) could be influenced by the outcome of a Seller’s clinical research trials or studies has at all times been compliant with all applicable disclosure requirements related to conflicts of interest that are imposed by the FDA.

(l) No Seller has engaged, directly or indirectly, any Person to perform services who (a) is debarred by the FDA under 21 U.S.C. § 335a, (b) is otherwise disqualified under federal or state law from participating in any of a Seller’s clinical research trials or studies.

(m) No Seller is or has ever been an enrolled participant in the Medicare, Medicaid or CHAMPUS/TRICARE programs.

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(n) Except as disclosed on Section 3.23(n) of the Disclosure Schedules, no Seller is currently marketing, advertising, distributing, selling or otherwise commercializing any product or Product Candidate.

3.24 Information Privacy and Security Compliance.

(a) Each Seller is, and since January 1, 2017 has at all times been, in compliance in all material respects with HIPAA and all other applicable Information Privacy or Security Laws and all rules and regulations promulgated thereunder except as would not have a Material Adverse Effect.

(b) Each Seller’s workforce, to the extent applicable, (as such term is defined in 45 C.F.R. § 160.103) with access to Personal Information have received or are scheduled to receive in accordance with the timeframes required by HIPAA, training with respect to compliance with Information Privacy or Security Laws.

(c) Each Seller, to the extent applicable, has entered into business associate agreements with all third parties acting as business associates (as defined in 45 C.F.R. § 160.103) of it to the extent required by HIPAA. No Seller has acted in any manner, and there has not been any incident, that would trigger a notification or reporting requirement under any HIPAA business associate agreement or any Information Privacy or Security Law, including a breach with respect to any unsecured protected health information (as such term is defined in 45 C.F.R. § 164.402) maintained by or on behalf of any Seller.

(d) No Seller breach has occurred with respect to any unsecured protected health information (as such term is defined in 45 C.F.R. § 164.402) maintained by or for such Seller, and no information security or privacy breach event has occurred that would require notification under any other applicable Information Privacy or Security Laws.

(e) Each Seller has implemented an information security program designed to prevent unauthorized access to such Seller’s computer and information systems in accordance with standards prudent in the industry in which Sellers operate.

3.25 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III (WHICH INCLUDES THE DISCLOSURE SCHEDULES), NEITHER SELLERS NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL. SELLERS HEREBY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY, WHETHER BY SELLERS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER WRITTEN OR ORAL INFORMATION BY SELLERS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, AND NEITHER SELLERS NOR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY RESULTING FROM SUCH DELIVERY OR DISCLOSURE, OR PURCHASER’S USE OF ANY SUCH DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS OR OTHER MATERIALS MADE AVAILABLE TO PURCHASER IN CERTAIN “DATA ROOMS,” OR MANAGEMENT PRESENTATIONS IN CONNECTION WITH THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS). PURCHASER AGREES AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY WARRANTED IN THIS ARTICLE, IT IS PURCHASING THE BUSINESS “AS-IS, WHERE-IS,” AND “IF-IS.”

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3.26 No Reliance. Except for the representations and warranties contained in ARTICLE IV, each Seller acknowledges that neither Purchaser nor any Representative of Purchaser makes, and each Seller acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided or made available to any Seller in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the Effective Date and shall be true and correct as of the Closing Date.

4.1 Qualification, Organization. Purchaser is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Purchaser has all requisite limited liability company power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all limited liability company action required under its Organizational Documents as are necessary to authorize Purchaser’s consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement constitutes the valid and binding agreement of Sellers, constitutes the valid and binding agreement of Purchaser, Enforceable against Purchaser.

(b) The execution and delivery by Purchaser of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of Contract binding upon Purchaser or result in the creation of any Lien upon any of the properties, rights or assets of Purchaser, (ii) conflict with or result in any violation of any provision of the Organizational Documents of Purchaser or (iii) conflict with or violate any Laws applicable to Purchaser or any of its properties or assets, other than in the case of clause (i), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) The execution and delivery by Purchaser of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not, with or without notice of lapse of time, or both, require the consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Body, other than (i) compliance with the applicable requirements of the Exchange Act and the Securities Act or any other applicable U.S. state or federal or foreign securities Laws, (ii) filings with the SEC as may be required by Purchaser in connection with this Agreement and the Transactions, (iii) such filings as may be required under the rules and regulations of NASDAQ, and (iv) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Body or any other Person, individually or in the aggregate, would not be material to Purchaser, taken as a whole, or prevent or materially delay, or would reasonably be expected to prevent or delay, the Offer or the Merger or performance by Purchaser of their respective obligations under this Agreement.

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4.3 Compliance with Law. Purchaser is in material compliance with and is not in default under or in violation of any Laws applicable to Purchaser or any of its respective properties or assets..

4.4 Sufficiency of Funds; Solvency.

(a) Purchaser has and will have at the Closing the funds necessary to consummate the Transactions, including payment in cash of the Closing Payment on the Closing Date, and to pay all related fees and expenses required to be paid by Purchaser and to perform its other obligations under this Agreement.

(b) Notwithstanding anything in contained in Section 7.2, in no event will the receipt or availability of any funds or financing by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser hereunder.

(c) Immediately following the Closing, Purchaser will be, individually and on a consolidated basis, solvent after giving effect to the Transactions.

4.5 Investigations; Litigation. As of the Effective Date, (a) there is no investigation or review pending or, to the knowledge of Purchaser, threatened by any Governmental Body with respect to Purchaser or any of its properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its properties, rights or assets before, and there are no Orders, judgments or decrees of, any Governmental Body, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, challenge the validity or propriety of the Transactions or otherwise seek to prevent or materially delay the consummation of the Transactions or performance by Purchaser of its obligations under this Agreement.

4.6 Finders and Brokers. Neither Purchaser nor any of its Affiliates, nor any of their respective officers or directors in their capacity as officers or directors, has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or commission in connection with or upon consummation of the Transactions.

4.7 Stock Ownership. Neither Purchaser nor any of its “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, nor at any time during the past three (3) years has been, an “interested stockholder” of a Seller as defined in Section 203 of the DGCL. Purchaser does not directly or indirectly own, beneficially or otherwise, in excess of 5% of the Common Shares.

4.8 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Acquired Assets. Purchaser acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in ARTICLE III of this Agreement (including related portions of the Disclosure Schedules), and (b) neither Sellers nor any other Person has made any representation or warranty as to Sellers, the Business, the Acquired Assets or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

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4.9 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, NEITHER PURCHASER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL. PURCHASER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY, WHETHER BY PURCHASER OR ANY OF ITS REPRESENTATIVES OR ANY OTHER PERSON, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLERS OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER WRITTEN OR ORAL INFORMATION BY PURCHASER OR ANY OF ITS REPRESENTATIVES OR ANY OTHER PERSON, AND NEITHER PURCHASER NOR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY RESULTING FROM SUCH DELIVERY OR DISCLOSURE, OR SELLERS’ USE OF ANY SUCH DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS OR OTHER MATERIALS MADE AVAILABLE TO SELLERS OR THEIR REPRESENTATIVES IN CONNECTION WITH THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS).

4.10 No Reliance. Except for the representations and warranties contained in ARTICLE III, Purchaser acknowledges that neither Sellers nor any of their respective Representatives make, and Purchaser acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Sellers or with respect to any other information provided or made available to Purchaser in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Purchaser or to Purchaser’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V

Covenants relating to the conduct of the business prior to the closing

5.1 Conduct of Business by Sellers Pending the Closing. From the Effective Date and through the earlier of the Closing and such time at which this Agreement is terminated pursuant to ARTICLE VIII (as applicable), and except (x) as expressly required by this Agreement, (y) as required by Law or (z) as expressly consented to in writing by Purchaser:

(a) PTE shall and shall cause each other Seller to use reasonable best efforts to prevent the occurrence of a Material Adverse Effect, and to conduct its business, in all material respects, in the Ordinary Course of Business, including by using its reasonable best efforts to preserve intact the Business and, as applicable, its Intellectual Property, Pending IND, and other assets, operations and business and professional relationships; provided, however, that no action that is specifically permitted by any of clause (b) shall be deemed a breach of this clause (a); and

(b) Each Seller shall not, and PTE shall cause each other Seller not to, directly or indirectly, except as expressly provided in this Agreement or another Transaction Document:

(i)	amend or otherwise change its Organizational Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(ii)	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), except for the exercise or conversion of securities that are currently outstanding;

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(iii)	redeem, repurchase or otherwise acquire, directly or indirectly, any Common Shares;

(iv)	incur any Indebtedness or guarantee any Indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create a Lien on any assets (except for (i) sales of assets in the Ordinary Course of Business and (ii) dispositions of obsolete or worthless assets);

(v)	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Options, Restricted Shares, Warrants, Contract or this Agreement or as may be required by applicable Law;

(vi)	(A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than (1) representing to NASDAQ that PTE will do a reverse stock split, if necessary, to comply with NASDAQ’s rules, or (2) relating to the valid exercise of currently outstanding Options, or Warrants), (C) amend the terms of, repurchase, redeem or otherwise acquire any of its securities or any securities of its Subsidiaries, or (D) take any action that would modify or change any term in any material respect of any Indebtedness of any Seller; or propose to do any of the foregoing;

(vii)	sell, lease, assign, transfer, abandon, fail to maintain, license, sublicense, subject to any Lien or otherwise dispose of any asset of any Seller, including any Intellectual Property;

(viii)	(A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, (B) enter into or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract or (C) authorize any capital expenditures or purchase of assets which are, in the aggregate, in excess of $25,000;

(ix)	forgive or modify in any respect any loans to any Person, including its employees, officers, directors or affiliates;

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(x)	except to the extent required by applicable Laws or Contracts as in effect as of the Effective Date (A) increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, (B) modify any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, (C) establish, adopt, enter into or amend any collective bargaining agreement, any Seller Benefit Plan or any other bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, or (D) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by any Seller of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan);

(xi)	except as expressly contemplated by this Agreement, hire, engage or terminate any employees, consultants or contractors, except for repair and maintenance contractors or outside legal counsel;

(xii)	take any action, other than as required by applicable Law or GAAP, to change accounting policies or procedures (following consultation with PTE’s independent auditor);

(xiii)	agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting any Seller or any of their respective Affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on a Seller or any of its Affiliates after the Closing or be applicable to any of the Acquired Assets or the Business;

(xiv)	enter into any Material Contract, or relinquish or terminate any Material Contract or other right under any Material Contract;

(xv)	pay, discharge, settle or satisfy any claims, litigation, Liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the settlement or agreement to settle the Legal Proceedings set forth on Section 3.11 of the Disclosure Schedules for an amount less than $25,000;

(xvi)	enter into, or agree to enter into, or terminate any partnership arrangements, joint development agreements, clinical research arrangements or strategic alliances;

(xvii)	initiate any litigation, action, suit, Legal Proceeding (other than the Bankruptcy Cases and any related adversary proceedings), claim or arbitration or settle or agree to settle any litigation, action, suit, Legal Proceeding, claim or arbitration (except in connection with this Agreement other than the settlement or agreement to settle the Legal Proceedings set forth on Section 3.11 of the Disclosure Schedules for an amount less than $25,000); or

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(xviii)	take, or agree in writing or otherwise to take, any of the actions described in this Section 5.1(b)(i) – (xvii).

5.2 Interim Reports.

(a) Within five (5) Business Days after the end of each calendar month during the period from the Effective Date through the Closing, PTE shall provide to Purchaser, with respect to the Business, the monthly income statement and balance sheet for such month ended. Such monthly financial statements shall be prepared in good faith on the same basis as the Financial Statements, provided that such monthly financial statements will not include notes or other information commonly included in quarterly or annual financial statements and not commonly included in monthly financial statements. These financial statements will be prepared in good faith, but PTE reserves the right to provide Purchaser with any updates that it becomes aware of related to such financial statements.

(b) PTE shall provide to Purchaser a report every two weeks regarding the status of the Pending IND promptly at the end of every two-week period from the Effective Date through the Closing.

5.3 Notification of Certain Matters. Each of PTE and Purchaser shall promptly notify and provide copies to the other of (a) any material written notice from any Person to any Party alleging that the Consent of such Person is or may be required in connection with the Transactions, (b) any written notice or other communication from any Governmental Body related in any respect to the Transactions, (c) any Legal Proceeding or investigation, commenced or, to such Party’s Knowledge, threatened against, any Seller or Purchaser or any of their respective Affiliates, as the case may be, that could (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition to the Closing set forth in ARTICLE VII to be satisfied, or (d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition to the Closing set forth in ARTICLE VII to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (y) update or modify any section of the Disclosure Schedules.

5.4 Access to the Business; Confidentiality.

(a) From and after the Effective Date until the earlier to occur of the Closing Date and the termination of this Agreement in accordance with ARTICLE VIII, upon reasonable advance notice and subject to applicable Law, each Seller shall afford to Purchaser, its Affiliates and their respective Representatives reasonable access during normal business hours to all of the properties, books, Contracts, commitments, records, officers, contractors, and employees concerning the Business and the Acquired Assets, including the right to inspect such properties and make copies of such records, and during such period each Seller shall furnish to Purchaser all other information concerning the Business and the Acquired Assets as Purchaser may reasonably request; provided, that any Seller may restrict the foregoing access and the disclosure of information to the extent that, in its good faith judgment, (i) any Law or legal duty applicable to any Seller requires it to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a third party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege, (iv) such access would unreasonably disrupt the operations of the Business, or (v) such request is for any information that would constitute a trade secret of any Seller, in which cases Sellers may restrict such information to the persons identified as having access to them in the Clean Team Confidentiality Agreement dated as of January 20, 2023 by and between PTE and Brauser. Each Seller shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

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(b) No investigation by Purchaser or its Representatives, and no information furnished to any of them, shall affect or be deemed to modify or waive the representations and warranties of Sellers set forth herein.

(c) Purchaser and Sellers shall hold, and shall cause their respective Representatives and affiliates to hold any nonpublic information of Sellers or the Business, including any information exchanged pursuant to this Section 5.4, in confidence, and such information shall be deemed confidential information under and subject to the terms of the Confidentiality Agreements.

5.5 Bankruptcy Court Procedures.

(a) Procedures Order and Sale Order. Promptly following the Effective Date (and in no event later than five (5) Business Days thereafter), Sellers will file in the Bankruptcy Court a motion seeking entry of the Procedures Order establishing a competitive bidding process for the sale using this Agreement as a baseline. A complete and final copy of the motion to be filed, including the respective draft statements and schedules to be included therein, is attached as Exhibit F to this Agreement (the “Procedures Order Motion”). It shall be a material breach of this Agreement if Sellers cause such motion to be filed in a form or substance that materially deviates from the copy attached to this Agreement as Exhibit F; provided, however, that Sellers may, upon at least two (2) Business Days’ prior notice to Purchaser, make any updates required for accuracy of the contents therein that were not known to or reasonably knowable by Sellers on or prior to the Effective Date. Upon the filing of such motion, except as expressly provided otherwise in this Agreement, Sellers may not withdraw or materially modify such motion without Purchaser’s prior written consent, not to be unreasonably withheld. Promptly following the completion of the competitive bidding process and selection of the winning bidder, if Purchaser is the winning bidder, Sellers shall file with the Bankruptcy Court the Sale Motion seeking entry of the Sale Order approving the sale to Purchaser on the terms and conditions set forth in this Agreement, unless a Seller’s Board of Directors (or applicable committee thereof) concludes in good faith, after consultation with such Seller’s outside advisors, that doing so would be inconsistent with the exercise of its fiduciary duties or applicable law. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser of the Purchased Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code.

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(b) Purchased Contracts. Subject to approval of the Bankruptcy Court in accordance with Section 365 of the Bankruptcy Code, all Purchased Contracts shall be assigned to and assumed by Purchaser at the Closing. Subject to approval of the Bankruptcy Court, and in accordance with Section 365 of the Bankruptcy Code all Excluded Contracts shall remain assets of Sellers’ respective bankruptcy estates, and as such may be assumed or rejected by Sellers in their sole discretion. As part of the Sale Motion, Sellers shall seek approval by the Bankruptcy Court of the sale, assumption, and assignment by Sellers to Purchaser of all Purchased Contracts. Seller shall timely serve a notice in connection with filing the Procedures Order Motion on all Assumed Contract counterparties in compliance with all applicable sections of the Bankruptcy Code, Federal Rules of Bankruptcy Procedure, and applicable Local Rules of Bankruptcy Procedure specifically stating that (i) Seller is or may be seeking Bankruptcy Court approval of the proposed sale, (ii) the general terms of the proposed sale; (iii) that Sellers are seeking Bankruptcy Court approval of the assumption and assignment of such Assumed Contracts; and (iv) shall notify such creditors and parties in interest of the deadline for objecting to (A) the proposed sale, which deadline shall be in accordance with the applicable deadline therefor, and (B) the Cure Costs identified by Seller, which deadline shall be not less than ten (10) Business Days prior to the Sale Hearing (the “Sale Motion Notice”). Sellers shall cause the Sale Motion Notice to both be (x) sent via U.S. Mail to all creditors and parties in interest as provided by applicable Bankruptcy law; (y) published in a national publication of general distribution and availability to the public and within the pertinent industry of Sellers; and (z) provided on the homepage of Sellers’ websites. Sellers shall also provide actual notice of the Sale Motion to all Person(s) known to have actual or potential claims against Sellers arising from any goods or products manufactured or held for sale in connection with the conduct of their Business. As part of the Sale Motion, Seller will seek authority to file with the Bankruptcy Court the list identifying the Purchased Contracts and Cure Costs under each, so as to enable any such counterparty to object to the proposed Cure Costs and the Bankruptcy Court to determine such Cure Costs as promptly as reasonably possible. Purchaser will be responsible for paying all Cure Costs, if any, of the Purchased Contracts, except as otherwise provided in Section 1.5 of this Agreement.

(c) Form of Sale Order. Five (5) days prior to the Closing, Sellers’ shall submit a proposed draft of the Sale Order to Purchaser for review and approval thereof in Purchaser’s reasonable discretion.

(d) If the Sale Order or any other orders of the Bankruptcy Court relating to the Transactions is appealed or if a motion for rehearing, reargument, or reconsideration is filed with respect thereto, Sellers shall take all action as may be commercially reasonable and appropriate to defend such appeal(s) unless, in Sellers’ case, a Seller’s Board of Directors (or applicable committee thereof) concludes in good faith, after consultation with such Seller’s outside counsel, that doing so would be inconsistent with the exercise of its fiduciary duties, and Purchaser shall use its commercially reasonable efforts to cooperate in such efforts. Notwithstanding an appeal of the Sale Order as provided herein, the Parties shall proceed to the Closing as set forth herein, as permitted by applicable Law.

5.6 DIP Financing. If, prior to the Closing and despite their reasonable and good faith efforts to allocate financial resources towards the adequate funding of the Clinical Trial, Sellers anticipate that they will be unable to operate in the Ordinary Course of Business and continue to adequately fund the Clinical Trial due to the diminishing financial resources available to Sellers, then Sellers shall provide prompt written notice thereof to Purchaser (the “Diminished Solvency Notice”) and shall allow Purchaser to enter with Sellers into loan documentation pursuant to which Purchaser would provide debtor-in-possession financing to Sellers (a “DIP Financing Agreement”). If Sellers provide such notice and Purchaser elects to enter into a DIP Financing Agreement, then the Parties will proceed in good faith to negotiate the terms of the DIP Financing Agreement, which, subject to the Bankruptcy Court’s approval, will contain customary terms, representations, and warranties, including customary lender protections and approval rights with respect to Sellers’ application of the financing proceeds. Notwithstanding the foregoing, nothing in this Section 5.6 shall be construed as obligating Purchaser to enter into a DIP Financing Agreement.

5.7 Efforts. Subject to the terms and conditions herein, the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions and to cause the conditions set forth in ARTICLE VII to be satisfied as promptly as reasonably practicable after the Effective Date, including by using reasonable best efforts to (a) as applicable to Purchaser or any Seller, obtain and maintain all necessary, proper or advisable Consents, approvals, waivers and authorizations of, actions or nonactions by, and making of all required filings, in consultation with each other, of all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with any Governmental Body or any other third party required by such Party in connection with the Transactions and (b) cooperate with each other in (i) determining which filings are necessary, proper or advisable to be made prior to the Closing with, and which Consents, approvals, permits, notices or authorizations are required to be obtained prior to the Closing from, Governmental Bodies or third parties in connection with the execution and delivery of this Agreement and related agreements, and consummation of the Transactions and (ii) timely making all necessary filings and timely seeking all Consents, approvals, permits, notices or authorizations.

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Post-Closing Cooperation; Mail Received After Closing.

(a) Following the Closing Date, Purchaser may receive and open all mail addressed to any Seller that Purchaser reasonably believes relates to the Acquired Assets or the Assumed Liabilities. From and after the Closing Date, Sellers shall promptly forward or cause to be forwarded to Purchaser any mail received by a Seller or any of its Affiliates or Representatives that relates to the Acquired Assets or the Assumed Liabilities, and Purchaser shall promptly forward or cause to be forwarded to PTE any mail received by Purchaser that relates to the Excluded Assets or the Excluded Liabilities.

(b) Following the Closing Date, Sellers hereby grant to Purchaser the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of any Seller, any checks, drafts, documents and instruments constituting payment of any notes or accounts receivable included in the Acquired Assets and that are payable to, payable to the order of, or endorsed in favor of any Seller or any agent of any Seller. Each Seller agrees promptly to endorse and pay over or cause to be endorsed and paid over to Purchaser, without deduction or offset, the full amount of any payment received by any Seller after the Closing Date in respect of the Business.

(c) Following the Closing, Sellers shall afford Purchaser and its Representatives, during normal business hours, reasonable access to the books, records and other data in any Seller’s possession relating to the Business, the Acquired Assets or the Assumed Liabilities with respect to periods prior to the Closing and the right to make copies and extracts therefrom, at Purchaser’s sole expense, to the extent that such access may be reasonably required by Purchaser in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental Body, (iv) any actual or threatened Legal Proceeding or (v) proper accounting of the Transactions or a request from Purchaser’s auditors.

(d) Effective on the Closing Date, Sellers hereby constitute and appoint Purchaser the true and lawful attorney of Sellers, with full power of substitution, in the name of any Seller or Purchaser, but on behalf of and for the benefit of Purchaser (i) to demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof, (ii) to institute, prosecute, compromise and settle any and all Legal Proceedings (other than the Chapter 11 Cases) that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets, (iii) to defend or compromise any or all Legal Proceedings arising after the Closing in respect of any of the Acquired Assets, and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall deem desirable. Sellers hereby acknowledge that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by any of them in any manner or for any reason.

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(e) Following the Closing, Purchaser shall afford PTE and its Representatives, during normal business hours, reasonable access to the books, records and other data in Purchaser’s possession relating to the Acquired Assets (solely to the extent attributable to periods prior to the Closing) and the right to make copies and extracts therefrom, at such Seller’s sole expense, to the extent that such access is reasonably required by such Seller in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental Body, (iv) any actual or threatened Legal Proceeding or (v) proper accounting of the Transactions or a request from Sellers’ auditors.

6.2 Responsibility for Excluded Liabilities. Excluded Liabilities shall be treated as a liability of the chapter 11 bankruptcy estates of each Seller and resolved in the Chapter 11 Cases under applicable Law and the Bankruptcy Code.

6.3 Further Assurances. Each Party shall, at the request of another Party, from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the Party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the Parties hereunder or to otherwise give effect to the Transactions. Without limiting the generality of the foregoing, Sellers shall, upon the request of Purchaser and without further consideration, in a timely manner on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser all of each Seller’s rights to, the Acquired Assets.

6.4 Publicity. All press releases or other public communications of any nature whatsoever relating to the Transactions, and the method of the release for publication thereof, shall be subject to the prior mutual approval in writing of Purchaser and PTE, except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange, the Bankruptcy Court or other Governmental Body to which the relevant party is subject. If any press release or other public communication is required by applicable Laws or the rules or regulations of any applicable United States securities exchange or other Governmental Body (other than filings that may be required by the Bankruptcy Court) to which the relevant party is subject, unless prohibited by applicable Laws or the rules or regulations of the applicable United States securities exchange, Purchaser and PTE shall use reasonable best efforts to allow the other reasonable time to comment on such press release, public announcement or filing in advance of its issuance, and shall give due regard to including such comments in any such press release, public announcement or filing.

6.5 Taxes.

(a) The Parties agree that with respect to any Tax period beginning before and ending after the Closing Date (“Straddle Period”), the amount of Taxes attributable to the portion of such period ending on the Closing Date shall be determined by (i) in the case of Taxes not based on income, receipts or expenses, multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of Taxes based on income, receipts or expenses, such Taxes shall be allocated to period ending on the Closing Date based on a closing of the books method as of the close of business on the Closing Date.

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(b) Purchaser and Sellers shall, and shall cause their respective Affiliates to, cooperate in (i) providing any information reasonably necessary to allow any Party to comply with any information reporting contained in the Code or other applicable Laws with respect to the Acquired Assets or the Assumed Liabilities; (ii) providing certificates or forms, and timely executing any Tax Return, as reasonably requested, that may be necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax; and (iii) providing records and information that are reasonably relevant to any audit, litigation or other Tax proceeding or Tax Return with respect to the Acquired Assets or the Assumed Liabilities. Purchaser shall reasonably cooperate, and shall cause its Affiliates to reasonably cooperate, in obtaining refunds of Taxes relating to the Acquired Assets relating to tax periods ending on or before the Closing Date, and the pre-Closing portion of any Straddle Period.

(c) Sellers shall timely file all applicable Tax Returns and timely pay all Taxes required to be paid by them under applicable Law that, if left unpaid, could result in the imposition of a Lien on any of the Acquired Assets or subject Purchaser to a claim by any Taxing Authority for unpaid Taxes of any Seller. Sellers shall retain copies of all Tax Returns and Tax records as required by applicable Law and shall give Purchaser reasonable access to inspect such materials if such inspection is reasonably necessary for Purchaser to respond to any claim by any Taxing Authority relating to the Acquired Assets, Assumed Liabilities or Business.

(d) Unless the relevant action is expressly required by applicable Law, following the Closing, except as consented to by PTE (such consent not to be unreasonably withheld, conditioned or denied), Purchaser shall not, and shall not permit its Affiliates to, (i) file any Tax Returns or amended Tax Returns which relate exclusively to the Acquired Assets or the Assumed Liabilities for a Pre-Closing Tax Period, or (ii) initiate or enter into any voluntary disclosure agreement or similar program for Taxes with any Taxing Authority that relates to the Acquired Assets or the Assumed Liabilities for a Pre-Closing Tax Period, in each case, if the applicable action would be reasonably expected to increase the Taxes of Sellers.

6.6 Name Change. Not later than ten (10) days after the Closing Date, each Seller shall execute appropriate documents to change its name to a name dissimilar to “PolarityTE” or any other name used in the Business and promptly thereafter shall file any necessary documents to reflect the name change with the Secretary of State (or its equivalent) in each state in which a Seller is organized or qualified to do business.

6.7 Business Payments. From and after the Closing Date and subject to Section 6.13, if any payments with respect to the Business or the Acquired Assets, other than the Purchase Price, are made to a bank account included in the Excluded Assets or otherwise received by any Seller or any of its Affiliates, Sellers shall be considered to have received such payments in trust for the benefit of Purchaser, and Sellers shall be jointly and severally responsible to transfer or deliver, or cause to be transferred and delivered to Purchaser, promptly after the receipt thereof (but in no event later than five (5) Business Days after the receipt thereof), in accordance with the instructions provided by Purchaser, any such payment.

6.8 Insurance Policies; Rights of Recovery. Notwithstanding anything to the contrary in this Agreement, to the extent any of Sellers’ insurance policies that are Acquired Assets are not assignable to Purchaser (or an Affiliate thereof) in connection with the Transactions, Sellers shall, and shall cause their Affiliates and agents and any other applicable party to, use reasonable best efforts to seek payment and enforce all rights under, in each case for the benefit of Purchaser and its Affiliates, any such insurance policies or associated prepayments and rights of recovery, which are included as Acquired Assets.

6.9 Reserved.

6.10 Access to Information. Each Seller and Purchaser shall hold all information furnished by or on behalf of the other Party or any of such Party’s Affiliates or Representatives in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

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6.11 Warrants. Purchaser shall not assume the Warrants and shall have no liability to the Warrant holders. Sellers, subject to Bankruptcy Court approval, shall reject the Warrants under section 365 of the Bankruptcy Code, and the holders of the Warrants shall be entitled to assert claims in the Bankruptcy Cases.

6.12 Reinstated Employees. PTE has, or will as of or before the Effective Date, fully reinstate each of Nick Betts, Mary Theresa, and Ned Swanson to the positions respectively held by them as of their last date of active employment or engagement by the applicable Seller (or to such other positions as reasonably approved by Purchaser). Without limiting Sellers’ obligations under Section 5.1(b), Sellers shall maintain each of these individuals in their respective positions through the Closing Date.

6.13 Sale or Transfer of Specified Assets. Notwithstanding anything to the contrary in this Agreement, between the Effective Date and the Effective Time, Sellers are entitled to cause to be sold or transferred the assets listed on Schedule 6.13 (each a “Specified Asset” and collectively, “Specified Assets”). All proceeds received by Sellers and any accounts receivable arising from the sale or transfer of Specified Assets prior to the Effective Time shall be deemed Excluded Assets and not transferred to Purchaser pursuant to this Agreement. Any Specified Asset that is not sold or transferred prior to the Effective Time shall be deemed an Acquired Asset and shall be purchased by Purchaser in accordance with this Agreement.

6.14 280G Update. Between the Effective Date and the Effective Time, Purchaser shall advise Sellers of any incentives, equity grants, increases in pay, bonuses or other consideration offered to employees of Sellers that will be retained to provide services to Purchaser. In the event that any such consideration would cause any Person to be deemed to receive “parachute payments” under Section 280G of the Code, Purchaser will work in good faith with Sellers to revise such consideration proposals so that payments to Sellers’ employees are not deemed “parachute payments” under Section 280G of the Code.

ARTICLE VII

Conditions to Closing

7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by Sellers and Purchaser, to the extent permitted by applicable Law:

(a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition or any of the other Transactions shall have been issued by any Governmental Body of competent jurisdiction and remain in effect, and there shall not be any action taken, any Law or Order promulgated, entered, enforced, enacted, issued or deemed applicable to the Acquisition or any of the other Transactions by any Governmental Body which directly or indirectly prohibits, or makes illegal, the consummation of the Acquisition or any of the other Transactions.

(b) Sale Order. The Bankruptcy Court shall have entered the Sale Order.

(c) Allocation Schedule. The Parties shall have agreed to a mutually acceptable Allocation Schedule in accordance with Section 2.3.

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7.2 Conditions to Purchaser’s Obligations. Purchaser’s obligations to consummate the Transactions shall additionally be subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by Purchaser:

(a) The representations and warranties of Seller contained in this Agreement (other than the Fundamental Representations) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations shall be true and correct in all respects on and as of the Effective Date and as of the Closing Date with the same effect as though made at and as of such date (except those Fundamental Representations that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have performed and complied with, in all material respects, the obligations required to be performed and complied with by Sellers under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect shall have occurred.

(d) PTE shall have delivered to Purchaser (or to such other recipient expressly indicated below) each of the following:

(i)	copies of executed consents or waivers executed by any Governmental Body or other third party as set forth on Schedule 7.2(e)(i) in form and substance reasonably satisfactory to Purchaser and its counsel;

(ii)	a certificate signed on behalf of each Seller by the Chief Executive Officer or Chief Operations Officer of such Seller confirming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(d);

(iii)	a certificate from the Secretary or comparable official of each Seller, dated as of the Closing Date, attesting to the resolutions of the board of directors (or its equivalent) of such Seller authorizing the execution, delivery and performance of the Seller Documents to which such Seller is a signatory, and to the incumbency of each individual Person executing any Seller Document on behalf of such Seller;

(iv)	a counterpart to the Bill of Sale, in form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by each Seller.

(v)	a counterpart to the Assignment and Assumption Agreement, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by each Seller.

(vi)	with respect to the Real Property Lease, a counterpart to the Assignment and Assumption of Lease, in the form attached hereto as Exhibit C (each an “Assignment and Assumption of Lease Agreement”), duly executed by each applicable Seller and 1960 South 4250 West LLC;

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(vii)	a non-foreign affidavit executed by each Seller and dated as of the Closing Date, sworn under penalty of perjury and in form and substance required by Treasury Regulations Section 1.1445-2(b) and substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B), stating that (A) such Seller is properly classified as a disregarded entity (within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii)), and (B) PTE is the sole owner of such Seller and is not a “foreign person” within the meaning of Section 1445 of the Code;

(viii)	a counterpart to the Intellectual Property Assignment Agreement, in the form attached hereto as Exhibit D (the “IP Assignment Agreement”), duly executed by Sellers;

(ix)	a good standing certificate with respect to each Seller from the Secretary of State (or its equivalent) of the applicable jurisdiction of organization, dated no more than ten (10) days before the Closing Date;

(x)	a certified copy of the Seller FDA Notice to be delivered to the FDA on the Closing Date, substantially in the form attached hereto as Exhibit E-1; and

(xi)	invoices or other supporting documentation evidencing the Seller Expenses.

7.3 Conditions to Sellers’ Obligations. Sellers’ obligations to consummate the Transactions shall be subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by PTE:

(a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct on the Effective Date and on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifiers or exceptions relating to “materiality” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

(b) Purchaser shall have performed and complied with, in all material respects, the obligations required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing, and PTE shall have received a certificate signed on behalf of Purchaser by an officer of Purchaser to such effect.

(c) Purchaser shall have paid the Purchase Price in accordance with Section 2.2.

(d) Purchaser shall have delivered to PTE (or to such other recipient expressly indicated below) each of the following:

(i)	a certificate signed on behalf of Purchaser by an officer of Purchaser confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b),

(ii)	a counterpart of the Assignment and Assumption Agreement, duly executed by Purchaser;

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(iii)	a counterpart of each Assignment and Assumption of Lease Agreement, duly executed by Purchaser;

(iv)	a counterpart to the IP Assignment Agreement, duly executed by Purchaser; and

(v)	a certified copy of the Purchaser FDA Notice delivered to the FDA on the Closing Date, substantially in the form attached hereto as Exhibit E-2.

ARTICLE VIII

Termination

8.1 Termination.

This Agreement may be terminated in writing at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and PTE;

(b) by either Purchaser or PTE, by written notice to the other, if a court of competent jurisdiction or other Governmental Body of competent jurisdiction has issued a final and nonappealable Order, adopted any applicable Law, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions or making consummation of the Transactions illegal; provided, however, that a Party terminating this Agreement pursuant to this Section 8.1(b) shall remain liable to the other Party if such terminating Party has not complied with its obligations under Section 5.7 prior to such termination;

(c) automatically upon the conclusion of the Auction as provided for in the Procedures Order if a party other than Purchaser is determined to be the winning bidder in said Auction;

(d) by either Purchaser or PTE, by written notice to the other, if (i) the Sale Order has not yet been entered in favor of Purchaser, (ii) more than 60 days have passed since the date on which the Procedures Order Motion was filed; and (iii) the Purchaser has been issued the Diminished Solvency Notice; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the actions of such Party was the primary cause of, or resulted in, the failure to obtain entry of the Sale Order by such time; further provided that no Party may terminate this Agreement pursuant to this Section 8.1(d) if (x) the Parties have entered into a DIP Financing Agreement approved by the Bankruptcy Court, (y) the DIP Financing Agreement remains in effect, and (z) Sellers have drawn on or used any funds thereunder; and further provided that Sellers may not terminate this Agreement pursuant to this Section 8.1(d) if Purchaser has elected to enter into a DIP Financing Agreement pursuant to Section 5.6 but no DIP Financing Agreement was entered into (unless such failure to enter into a DIP Financing Agreement resulted from the Bankruptcy Court’s rejection of the proposed DIP Financing Agreement) or if Sellers failed to issue the Diminished Solvency Notice in breach of Section 5.6.

(e) by Purchaser, by written notice to PTE, if any Seller is in breach of any representation or warranty or has failed to perform any covenant or obligation contained in this Agreement on the part of such Seller; provided, however, that, for purposes of this Section 8.1(e), if such a breach is curable by such Seller through the exercise of reasonable best efforts by the earlier of the End Date and thirty (30) days following the date on which Purchaser gives PTE notice of such breach, and the applicable Seller is continuing to use reasonable best efforts to cure such breach, then Purchaser may not terminate this Agreement under this Section 8.1(e) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period;

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(f) by PTE, by written notice to Purchaser, if Purchaser is in breach of any representation or warranty or has failed to perform any covenant or obligation contained in this Agreement on the part of Purchaser that, individually or in the aggregate, would prevent, materially delay or materially impair consummation of the Transactions in accordance with the terms of this Agreement; provided, however, that, for purposes of this Section 8.1(f), if such a breach is curable by Purchaser through the exercise of reasonable best efforts by the earlier of the End Date and thirty (30) days following the date on which PTE gives Purchaser notice of such breach, and Purchaser is continuing to use reasonable best efforts to cure such breach, then PTE may not terminate this Agreement under this Section 8.1(f) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period.

8.2 Effect of Termination.

(a) If this Agreement is validly terminated in accordance with Section 8.1, then each Party shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party and no Party shall have any liability hereunder; provided, however, that, subject to the terms of this Section 8.2 nothing contained herein shall relieve any Party from liability for damages for or arising out of Fraud or any willful breach of this Agreement prior to the termination of this Agreement; provided, further, however, Sellers shall be entitled to keep the Deposit only upon a termination of this Agreement by PTE in accordance with Section 8.1(f); Purchaser shall be entitled to a refund of the Deposit in all other cases. Notwithstanding anything herein to the contrary, in the event of the termination of this Agreement, the provisions of this Section 8.2, Section 6.4 (Publicity), Section 9.1 (Confidential Information Definition), Section 9.2 (Acknowledgments and Agreements by Sellers), Annex A (Definitions) and ARTICLE X (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

(b) Break-Up Fee.

(i)	Sellers agree and acknowledge that Purchaser’s negotiation and execution of this Agreement has required a substantial investment of management time and a significant commitment of resources by Purchaser, and that the negotiation and execution of this Agreement have provided value to Sellers. Therefore, subject to Bankruptcy Court approval and on the terms and expressly subject to the conditions precedent set forth in this Section and the Procedures Order, Sellers shall pay or cause Purchaser to be paid (a) cash in the amount of $500,000 and (b) reimbursement of actual out-of-pocket expenses incurred in the diligence and negotiation of this Agreement and in the Chapter 11 Cases through the date of the Auction as determined by the Bankruptcy Court (together, the “Break-up Fee”) in accordance with this Section.

(ii)	Purchaser shall be entitled to payment of the Break-up Fee in cash upon the occurrence of an Alternative Transaction. Until paid, the Break-up Fee shall be an administrative claim pursuant to section 503(b)(1)(A) of the Bankruptcy Code with priority over any or all other administrative expenses, except claims of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code, or if the Chapter 11 Cases are converted to a case under Chapter 7. This provision shall be a requirement of, approved by, and incorporated in the Procedures Order.

(iii)	Sellers’ obligation to pay the Break-up Fee shall survive the termination of this Agreement.

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(iv)

As used in this Agreement, “Alternative Transaction” means the occurrence of any of the following events: (a) any transaction regardless of form involving the sale or other transfer or conveyance by an Seller of any of the Business to anyone other than Purchaser is approved by the Bankruptcy Court or any Seller is required to accept any such transaction by the Bankruptcy Court, (b) Purchaser is not the successful bidder in the Auction, (c) confirmation by the Bankruptcy Court of a plan of reorganization or liquidation under which Sellers are not required to sell the Business to Purchaser, or (d) any transaction is entered into by an Seller, regardless of form involving the sale or other transfer or conveyance of any of the Business to anyone other than Purchaser whether or not approved by the Bankruptcy Court, and whether or not through the Auction.

ARTICLE IX

CONFIDENTIALITY; NONSOLICITATION

9.1 Confidential Information Definition. “Confidential Information” shall mean any and all information concerning the business affairs of Purchaser or Sellers, and shall include such information as it relates to any Affiliate of Purchaser or any Seller. Without limiting the generality of the foregoing, Confidential Information includes information:

(a) which constitutes proprietary, non-public information of Purchaser or Sellers;

(b) which contains financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, business plans, the names and backgrounds of personnel, customer lists and customer information, personnel training and techniques and materials, marketing plans or market expansion proposals and sales techniques and materials of Purchaser or Seller, however documented and unless publicly available;

(c) from which it could be reasonably inferred that would confer a competitive advantage on Purchaser or Sellers;

(d) from which it could be reasonably inferred that disclosure thereof would be detrimental to Purchaser or Sellers;

(e) product specifications, discoveries, improvements, processes, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies, current and anticipated customer requirements, price lists, market studies, and any other information, however documented, that is a trade secret of Purchaser or Seller under applicable Law; or

(f) notes, analyses, compilations, studies, summaries, and other material prepared by or for Purchaser or Sellers containing or based, in whole or in part, on any information included in the foregoing.

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Notwithstanding anything to the contrary in this Section 9.1, the term “Confidential Information” does not include information that (x) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives; (y) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party pursuant hereto; or (z) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its representatives; provided, however, that: (1) with respect to clause (y) above, information concerning the Business shall be deemed “Confidential Information” of Purchaser notwithstanding Seller having possession thereof prior to disclosure thereof by Purchaser; and (2) with respect to clauses (y) and (z) above, the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information.

9.2 Acknowledgments and Agreements by Sellers. Sellers hereby acknowledge, agree and covenant that on and after the Closing Date and except as required to effectuate the Transactions in the Chapter 11 Cases, Sellers and their respective Affiliates shall keep confidential, shall hold for the sole benefit of Purchaser, and shall not use except on behalf of Purchaser, all Confidential Information, which such Person acknowledges is, or shall be, proprietary to Purchaser; provided, however, that any Confidential Information that is also considered a trade secret under applicable Law, shall not be disclosed by such Person as long as such information remains a trade secret and is not generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by Sellers. Notwithstanding the foregoing, the obligations of confidentiality, nondisclosure and non-use with respect to Confidential Information required by this Section 9.2 shall not apply to (a) any Confidential Information that is required to be disclosed in a judicial or administrative Legal Proceeding, or is otherwise required to be disclosed by Law, so long as the applicable Seller provides prompt, prior notice to Purchaser of the requirement so that Purchaser, at Purchaser’s sole expense, may attempt to stop such disclosure or obtain a protective order concerning such disclosure (in which case each Seller, as applicable, shall cooperate with Purchaser at Purchaser’s expense in such attempts), or (b) any Confidential Information that is used by Sellers to enforce any rights they may have under the terms of this Agreement or otherwise, or for the preparation of its Tax Returns, or as otherwise may be permitted pursuant to the terms of this Agreement.

9.3 Limited Activities. Until the date that is five (5) years after the Closing Date, for the purposes of protecting the goodwill of the business which Purchaser is acquiring no Seller shall, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any other Person:

(a) solicit or conspire with, or attempt to solicit or conspire with, any employee, manager, director or advisor of Purchaser or its Affiliates to terminate that Person’s engagement or relationship with Purchaser or its Affiliates, or hire or engage any employee, manager, director or advisor of Purchaser or its Affiliates; provided, however, that the following shall not be deemed a violation of this Section 9.3(a): the solicitation, hiring or engagement of any person (i) who responds to a general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions that is not specifically targeting or directed at such person; or (ii) was terminated by Purchaser or its Affiliates at least six (6) months prior to the date of such solicitation, hiring or engagement;

(b) solicit or attempt to solicit, any of the Customers or Suppliers (as defined below) of Purchaser or its Affiliates to terminate or alter their business relationship with Purchaser or its Affiliates (as used herein, “Customers” and “Suppliers” shall be defined as any Person that has been an active customer or supplier of the Business acquired by Purchaser or a targeted prospective customer or supplier of the Business acquired by Purchaser during the one (1) year prior to the Effective Date);

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(c) divert or attempt to divert any or all of such Suppliers’ business from Purchaser or its Affiliates in violation of any unfair competition Laws or other applicable Laws; or

(d) be engaged as an executive officer, limited liability entity manager or director or in any other managerial or sales capacity or as an owner, co-owner, or other investor of or in, or lender to, whether as an employee, independent contractor, consultant or advisor, or sales representative or distributor of any kind, in any business that is competitive with any aspect of the Business (collectively, the “Restricted Business”) anywhere in the Prohibited Territory; provided, however, the foregoing prohibition on ownership shall not apply to ownership of less than two percent (2%) of the outstanding capital stock of any such Restricted Business that is publicly traded.

9.4 Severability; Reformation. The covenants in this ARTICLE IX are severable and separate, and the unenforceability of any specific covenant in this ARTICLE IX is not intended by either Party to, and shall not, affect the provisions of any other covenant in this ARTICLE IX. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 9.3 are unreasonable as applied to any Seller, the Parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

9.5 Independent Covenant. All of the covenants in this ARTICLE IX are intended by each Party to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Sellers against Purchaser or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser or its Affiliates of any covenant in this ARTICLE IX. It is specifically agreed that the period specified in Section 9.3 shall be computed by excluding from that computation any time during which any Seller is in violation of any provision of Section 9.3.

9.6 Materiality. Purchaser and each Seller hereby agree that this ARTICLE IX is a material and substantial part of this Agreement, and absent Sellers entering into the restrictions of this ARTICLE IX, Purchaser would not have entered into this Agreement and consummated the Transactions.

ARTICLE X

MISCELLANEOUS

10.1 Payment of Sales, Use, Transfer or Similar Taxes. All Taxes and fees imposed by Governmental Bodies required to be paid in connection with or arising from the sale, transfer or assignment of the Acquired Assets, including all sales, use, transfer, intangible, recordation, documentary, stamp or similar Taxes (“Transfer Taxes”), shall be borne equally by PTE and Purchaser, and Purchaser shall timely submit all related Tax Returns to the appropriate Governmental Bodies. Sellers and Purchaser shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

10.2 Expenses. Except as otherwise provided in this Agreement, each of Sellers, on the one hand, and Purchaser, on the other hand, shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

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10.3 Submission to Jurisdiction; Consent to Service of Process; Specific Performance; Waiver of Jury Trial.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court for any dispute arising out of or relating to this Agreement or any of the Transactions, and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort or otherwise, and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto shall be heard and determined solely in the Bankruptcy Court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 10.5. Such service of process shall have the same effect as if the party being served were a resident in the State of Utah and had been lawfully served with such process in such jurisdiction. The Parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the Bankruptcy Court.

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state (excluding all choice of law and conflicts of law rules that would result in the application of a different law), and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort or otherwise, shall likewise be governed by the laws of the State of Delaware applicable to contracts made and performed in such state (but excluding all choice of law and conflicts of law rules that would result in the application of a different law).

(e) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3(e).

10.4 Entire Agreement; Amendments and Waivers. This Agreement (including the recitals, schedules and exhibits hereto), the other Transaction Documents and the Confidentiality Agreements represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed only by written instrument making specific reference to this Agreement signed by Sellers and Purchaser. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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10.5 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery; or (d) if given by e-mail, (i) if such transmission is completed at or prior to 6:00 p.m., local time of the recipient Party, on the date of such transmission and (ii) as of 9:00 a.m. local time at such location on the next succeeding Business Day following the date of transmission if such transmission is completed after 6:00 p.m. local time of the recipient Party:

If to Sellers:

PolarityTE, Inc.

1960 South 4250 West,

Salt Lake City, Utah 84104

Attn.: Peter A. Cohen, Chairman of the Board of Directors

Email: peter@petercohenllc.com

with copies to:

Dorsey & Whitney LLP

111 South Main Street, Suite 2100

Salt Lake City, UT 84111

Attention: David Marx

Email: marx.david@dorsey.com with copies to:

Parsons Behle & Latimer

201 South Main Street, Suite 1800

Salt Lake City, UT 84111

Attention: Brian M. Rothschild

Email: BRothschild@parsonsbehle.com

If to Purchaser, to:

150 E. Palmetto Park Road, Suite 550

Boca Raton, Florida 33432]

Attn.: Michael Brauser

Email: mike@marlincapital.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

2 South Biscayne Blvd., 21st Floor

Attention: John F. Haley

Email: john.haley@nelsonmullins.com

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Any Party entitled to notice hereunder may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement by any Party or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties. However, Purchaser may assign this Agreement or any of the rights or obligations hereunder to any of its Affiliates with the consent of PTE, which consent will not be unreasonably withheld. Upon any such permitted assignment, the references in this Agreement to the assignor shall also apply to any such assignee unless the context otherwise requires.

10.8 Counterparts. This Agreement may be executed in one or more counterparts, including by way of electronic transmission, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.9 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)	Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(ii)	Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

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(iii)	Herein. The words such as “herein,” “hereinafter,” “hereof;” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(iv)	Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(v)	Reflected On or Set Forth In. An item arising with respect to a specific representation, or warranty or other provision of this Agreement shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such provision, if (a) there is a reserve, accrual or other similar item underlying a number on such referenced balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the referenced balance sheet or financial statements or (c) such item is reflected on the referenced balance sheet or financial statements.

(vi)	Use of Accounting Terms. Unless otherwise specified, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(vii)	Or. The term “or” is not exclusive and has the meaning represented by the phrase “and/or.”

(viii)	To the extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(ix)	Default Under. Reference herein to “default under”, “violation of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both,” whether or not so specified.

(x)	Delivered to Purchaser. The term “delivered to Purchaser” means the posting in the Data Room no later than 5:00 p.m. Eastern Time at least three (3) Business Days prior to the Closing Date.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.10 Survival. Unless otherwise specified herein, covenants in this Agreement to be performed after the Closing shall survive the Closing until such covenants are fully performed by the applicable Party or waived by the beneficiary thereof.

10.11 Seller Dissolution. In the event of the dissolution of any Seller at or after the Closing, all obligations of such Seller pursuant to this Agreement shall become the obligations of PTE without any action on the part of any Party hereto and all of the rights that run to such Seller pursuant to this Agreement shall become rights of PTE without any action.

10.12 Disclosure Schedules. All capitalized terms not defined in the Disclosure Schedules to this Agreement shall have the meanings assigned to them in this Agreement. The Disclosure Schedules shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed by Sellers in the Disclosure Schedule shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Disclosure Schedule relating to the representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Disclosure Schedule is expressly made to such other part in the Disclosure Schedule. The listing of any matter on the Disclosure Schedule shall not be deemed to constitute an admission by Seller or to otherwise imply that any such matter is material. No disclosure in the Disclosure Schedule relating to any possible breach or violation by Sellers of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of the representations, warranties, covenants or agreements set forth in this Agreement.

10.13 Attorneys’ Fees. In the event that either Party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the predominantly prevailing Party in such action or proceeding shall be entitled to an award of all attorneys’ fees, costs, and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) from the other Party.

[Signatures follow.]

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IN WITNESS WHEREOF, the Parties have executed and caused this Asset Purchase Agreement to be executed and delivered on the date first written above.

PURCHASER:

GRANDER ACQUISITION LLC

By:	/s/ Michael Brauser
Name:	Michael Brauser
Title:	Manager

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed and caused this Asset Purchase Agreement to be executed and delivered on the date first written above.

SELLERS:

POLARITYTE, INC.

By:	/s/ Richard Hague
Name:	Richard Hague
Title:	Chief Executive Officer

PolarityTE MD, Inc.

By:	/s/ Richard Hague
Name:	Richard Hague
Title:	Chief Executive Officer

PolarityTE, Inc.

By:	/s/ Richard Hague
Name:	Richard Hague
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ANNEX A

CERTAIN DEFINITIONS

Definitions. For purposes of this Agreement, the following terms shall have the meanings specific in this Annex A.

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquisition” has the meaning set forth in the Recitals.

“Additional Purchased Contract” has the meaning set forth in Section 1.5(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. With respect to any natural person, “Affiliate” shall include such person’s grandparents, any descendants of such person’s grandparents, such person’s spouse, the grandparents of such person’s spouse, and any descendants of the grandparents of such person’s spouse (in each case, whether by blood, adoption or marriage).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” has the meaning set forth in Section 8.2(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 7.2(d)(v).

“Assignment and Assumption of Lease Agreement” has the meaning set forth in Section 7.2(d)(vi).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Auction” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in in the Recitals.

“Bill of Sale” has the meaning set forth in Section 7.2(d)(iv).

“Brauser” means Michael Brauser.

“Break-up Fee” has the meaning set forth in Section 8.2(b).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day of the year on which national banking institutions in the State of Delaware open to the public for conducting business and are not required or authorized to close.

“Cash” means, without duplication, (a) Sellers actual consolidated cash (net of any bank overdrafts), as adjusted for any deposits in transit and any outstanding checks, plus (b) cash equivalents of Sellers; provided, that Cash shall exclude and be reduced by any Cash used to make payment in respect of or discharge any Indebtedness of Seller and its Subsidiaries or Transaction Expenses or pay any dividends to Seller during the period between the Effective Time and the Closing.

Annex A- 1

“Closing” has the meaning set forth in Section 1.6.

“Closing Date” has the meaning set forth in Section 1.6.

“Closing Payment” has the meaning set forth in Section 2.2(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 9.1.

“Confidentiality Agreements” means the Confidentiality Agreement dated as of December 23, 2022 by and between PTE and Brauser and the Clean Team Confidentiality Agreement dated as of January 20, 2023 by and between PTE and Brauser, in each case as amended from time to time.

“Common Share” means each share of PTE’s common stock, par value $0.001 per share.

“Consent” means any approval, consent, ratification, waiver or other authorization of any Person.

“Contract” means any contract, indenture, note, bond, lease, commitment, plan, arrangement, instrument or other agreement, in each case whether written or oral.

“Cure Costs” means all amounts necessary to cure any Pre- Petition and Post-Petition monetary defaults as a condition to assuming the Purchased Contracts under section 365 of the Bankruptcy Code as set forth in the Sale Order, which amounts are set forth on Section 3.19 of the Disclosure Schedules.

“Customer” has the meaning set forth in Section 10.3(b).

“Data Room” means the virtual data room hosted by Donnelly Financial Services.

“Deposit” has the meaning set forth in Section 2.1.

“DGCL” means the Delaware General Corporation Law in effect as of the Effective Date.

“Disclosure Schedules” has the meaning set forth in the preamble to ARTICLE III.

“Earnest Money Deposit” has the meaning set forth in Section 5.7(b).

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Effective Time” shall mean 12:01 a.m. Eastern Time on the Closing Date.

“End Date” has the meaning set forth in Section 8.1(c).

Annex A- 2

“Enforceable” means, with respect to any Contract stated to be Enforceable by or against any Person, that such Contract is enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Law of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Plant Protection Act (7 U.S.C. § 7701 et seq.,) the Federal Fungicide, Insecticide and Rodenticide Act (7 U.S.C. § 136 et seq.), or the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq., or any other Law of similar effect.

“Environmental Permits” means any material permit, license, authorization, approval or Regulatory Approval required or issued under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business or Person, whether or not incorporated, that, together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Excluded Asset” has the meaning set forth in Section 1.2.

“Excluded Contracts” has the meaning set forth in Section 1.2(a).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations and guidance documents.

“Fraud” means a claim for Delaware common Law fraud with the specific intent to deceive.

“Fundamental Representations” means the representations and warranties of Sellers set forth in Sections 3.1, 3.3 and 3.18.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, commission, instrumentality or authority thereof; or any court or arbitrator (public or private).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

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“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (a) the Health Insurance Portability and Accountability Act of 1996 and (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009).

“IND” means an Investigational New Drug Application (as defined at 21 C.F.R. § 312.3 and more fully described in 21 C.F.R. § 312.20 et seq.) submitted to the FDA under the FDCA, or an analogous application or submission with any analogous agency or regulatory authority outside of the United States for the purposes of obtaining authorization to conduct Clinical Trials, including all associated documents, data, submissions, filings and other information.

“Indebtedness” means, with respect to any Person,

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c) net obligations of such Person under any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases;

(g) synthetic lease obligations;

(h) obligations outstanding under securitization facilities; and

(i) any guarantee (other than customary nonrecourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument; provided, however, that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Information Privacy or Security Laws” means HIPAA and all other Laws concerning the privacy or security of Personal Information, including state data breach notification Laws, state health privacy and information security Laws, the FTC Act, the regulations set forth in 16 C.F.R. Part 681 and state consumer protection Laws.

Annex A- 4

“Intellectual Property” means all rights in or to all U.S. or foreign (a) patented and patentable designs and inventions, all design and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) original works of authorship in any medium of expression, whether or not published, copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) and (f) domain name registrations and social networking pages and all related user accounts.

“IP Assignment Agreement” has the meaning set forth in Section 7.2(d)(viii).

“IRS” means the Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 1.1(f).

“Knowledge of Sellers,” “Sellers’ Knowledge” means the actual knowledge, after reasonable inquiry of Sellers or any employee of any Seller who has or would reasonably be expected to have applicable knowledge, including any Person on the PTE Board or of any Seller’s Chief Executive Officer, President, Chief Financial Officer, Chief Scientific Officer, Vice President of Research and Development, Chief Medical Officer or Senior Vice President of Manufacturing Operations.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation in effect as of the Closing Date.

“Leased Real Property” has the meaning set forth in Section 3.15(b).

“Legal Proceeding” means any judicial, administrative or arbitral actions, audits, claims, complaints, notices of violation, citations, notices of potential responsible party liability, grievances, suits, litigation, arbitrations, investigations, suits, inquiries, hearings or proceedings (public or private), in each case, whether civil, criminal or administrative, by or before, or otherwise involving, a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown or due or to become due) and including all costs and expenses relating thereto.

“License Agreements” has the meaning set forth in Section 3.14(c).

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, claim, option, right of first refusal, preemptive right, community property interest or restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

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“Material Adverse Effect” means, with respect to any Person or the Business, any effect, change, condition, fact, circumstance, development, occurrence, event or other matter that, individually or in the aggregate, has been materially adverse to (a) the business, condition (financial or otherwise), or results of operations of (x) the applicable Person or (y) with respect to the Business, the Business, the Acquired Assets and Assumed Liabilities, individually or taken as a whole, or (b) with respect to any Seller, the ability of any Seller to timely perform its obligations under this Agreement or any other Transaction Document or to timely consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include any effect, change, condition, state of fact, development, occurrence or event to the extent resulting from or arising out of (a) general economic or political conditions in the United States, (b) changes or conditions generally affecting the biotechnology industry generally, (c) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the Effective Date, (d) any epidemics, natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, or (e) the taking of any action by Seller expressly required by this Agreement, or the taking of any action at the written request of Purchaser; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 3.16.

“Material Intellectual Property” has the meaning set forth in Section 3.14(a).

“Material Overage” has the meaning set forth in Section 1.5(h).

“Option” means each option or similar right to purchase Common Shares, granted under any stock option plan of PTE or otherwise.

“Order” means any order, injunction, judgment, decree, consent decree, ruling, writ, assessment or award of a Governmental Body.

“Ordinary Course of Business” means the ordinary course of the Business, consistent with the past customs and practices of Sellers (including with respect to quantity, quality and frequency).

“Organizational Documents” means, as applicable, the certificate or articles of incorporation, certificate or articles of formation or organization, as applicable, and bylaws, shareholder agreements, operating agreements, partnership agreements and any similar governing or constitutive documents or agreements of any Person, each as currently in effect.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Pending IND” means the IND bearing reference number IND 27695 submitted by PTE MD on July 23, 2021, together with all supplements, amendments, documents, data, submissions, filings and other information thereto.

“Permits” has the meaning set forth in Section 3.7(b).

“Permitted Liens” means any Lien (i) that is for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the Ordinary Course of Business, (iii) that was incurred in the Ordinary Course of Business since the date of the most recent consolidated balance sheet of PTE for amounts that are not delinquent and that are not material, (iv) that constitutes an easement, license, lease, covenant, restriction or other encumbrance of record in the applicable real property records or (v) that is a purchase money Lien or Lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased.

Annex A- 6

“Person” means any person or entity, including any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including “individually identifiable health information” as defined in 45 C.F.R. § 160.103, demographic information and Social Security numbers.

“PHSA” means the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations.

“Post-Petition” means the period of time commencing with and following Sellers’ filing of their respective petitions for bankruptcy under chapter 11 of the Bankruptcy Code as contemplated by this Agreement.

“Pre-Closing Tax Periods” has the meaning set forth in Section 1.4(c).

“Pre-Petition” means the period of time ending immediately prior to Sellers’ filing of their respective petitions for bankruptcy under chapter 11 of the Bankruptcy Code as contemplated by this Agreement.

“Procedures Order” has the meaning set forth in the Recitals.

“Product Candidates” has the meaning set forth in Section 3.23(a).

“Prohibited Territory” means anywhere in the world.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Contract” has the meaning set forth in Section 1.1(a)

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser FDA Notice” means a notification by Purchaser delivered to the FDA in connection with the Transactions relating to the Pending IND in the form attached hereto as Exhibit E-2.

“Purchaser Material Adverse Effect” means any Effect that, individually or in the aggregate, would prevent, materially delay or materially impair consummation of the Transactions in accordance with the terms of this Agreement.

“PTE” has the meaning set forth in the Preamble.

“PTE Board” means the Board of Directors of PTE.

“PTE MD” has the meaning set forth in the Preamble.

“PTE NV” has the meaning set forth in the Preamble.

“PTE Stock Plans” means any stock option plan of PTE, including the 2017 Stock Equity Incentive Plan, 2019 Equity Incentive Plan, 2019 Employee Stock Purchase Plan, and 2020 Stock Option and Incentive Plan, each as amended from time to time, or any other plan, agreement or arrangement, as amended from time to time.

Annex A- 7

“PTE Subsidiaries” mean PTE MD, PTE NV, Arches Research, Inc., and Utah CRO Services, Inc.

“PTE Subsidiary Sellers” mean PTE MD and PTE NV.

“Recently Terminated Employees” has the meaning set forth in Section 3.13(f).

“Regulatory Submission” has the meaning set forth in Section 3.23(b).

“Real Property Lease” has the meaning set forth in Section 3.15(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

“Representatives” means, with respect to any Person, such Person’s officers, agents, control persons, employees, consultants, and professional advisers (including attorneys, accountants and financial advisors)

“Restricted Business” has the meaning set forth in Section 9.3(d).

“Restricted Shares” means each of the means awards of restricted stock of PTE, whether granted pursuant to the PTE Stock Plans or otherwise, including, for the avoidance of doubt, restricted stock units that vest in whole or in part based on the achievement of specified performance metrics.

“Sale Hearing” means the hearing(s) held by the Bankruptcy Court on the Sale Motion.

“Sale Motion” has the meaning set forth in the Recitals.

“Sale Order” has the meaning set forth in the Recitals.

“Sale Order Notice” has the meaning set forth in Section 5.5(b).

“SEC Documents” has the meaning set forth in Section 3.4(a).

“Seller FDA Notice” means a notification by PTE delivered to the FDA in connection with the Transactions relating to the Pending IND in the form attached hereto as Exhibit E-1.

“Seller Benefit Plan” has the meaning set forth in Section 3.9(a).

“Seller Documents” mans any Transaction Document to which any Seller is a party including, without limitation, this Agreement and all attachments hereto.

“Seller Expenses” means, to the extent not already paid, the sum of the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or to be paid by, Sellers in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby that relate to the following: (i) all brokers’ or finders’ fees of Houlihan Lokey, (ii) out-of-pocket costs, fees, disbursements and expenses of Dorsey & Whitney LLP and Parsons Behle & Latimer (or other outside counsel, advisors, consultants, investment bankers, accountants, auditors and experts), (iii) any fees and expenses associated with obtaining necessary or appropriate Consents of third parties (including any Governmental Body) on behalf of Seller and (iv) any fees or expenses associated with obtaining the release and termination of any Liens (other than Permitted Liens and excluding any amounts included in Indebtedness).

Annex A- 8

“Sellers” has the meaning set forth in the Preamble.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Specified Asset” and “Specified Assets” have the meaning set forth in Section 6.13.

“Straddle Period” has the meaning set forth in Section 6.5(a).

“Subsidiary” means with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Supplier” has the meaning set forth in Section 9.3(a).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or any of its Affiliates.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of taxes, including all income, alternative or add-on minimum tax, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, excess profits or windfall profits, inventory, capital stock, escheat, license, business organization, withholding, payroll, employment (including employee withholding or employer payroll tax, FICA or FUTA), social security, unemployment, excise, severance, stamp, healthcare or health insurance, occupation, real or personal property and estimated taxes, prohibited transactions, premiums and occupation taxes, customs, duties, fees, assessments and charges of any kind whatsoever in the nature of taxes, whether or not disputed; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with, resulting from or attributed to any item described in clause (i) whether or not disputed; and (iii) any Liability with respect to any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the imposition, collection or administration of any Tax or any matters relating to Taxes.

“Transactions” means the transactions contemplated by the Transaction Documents, including the Acquisition.

“Transaction Documents” means this Agreement and all other written agreements, exhibits documents and certificates contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 10.1.

“USPTO” means the United States Patent and Trademark Office.

“Warrants” means each warrant to purchase Common Shares that is issued, unexpired and unexercised immediately prior to the Effective Time.

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